UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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PORTFOLIO RECOVERY ASSOCIATES

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Proxy Statement
For The Annual Meeting of Shareholders
June 10, 2011
12:00 Noon
Norfolk, Virginia 23502
The Board of Directors (the “Board”) of Portfolio Recovery Associates, Inc. (the “Company”) is soliciting your proxy to vote at its 2011 Annual Meeting of Shareholders (the “Annual Meeting”) which is scheduled to begin at 12:00 Noon, local time, on Friday, June 10, 2011, at the Company’s corporate headquarters in Norfolk, Virginia. This Proxy Statement describes the proposals which will be on the ballot at the Annual Meeting, and any adjournments or postponements thereof, as well as other important information about the Company. The proposals for which your vote is being solicited are:
1.	Election of two Directors to serve three year terms;

2.	Approval of an amendment of the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Company’s Common Stock;

3.	Approval, on a non-binding advisory basis, of executive compensation;

4.	Recommendation, on a non-binding advisory basis, of the frequency of future shareholders’ votes on executive compensation;

5.	Ratification of the appointment of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for the year ending December 31, 2011, and

6.	Such other matters as may properly come before the Annual Meeting or any adjournments thereof.
Included with this Proxy Statement are the Company’s 2010 Annual Report to Shareholders, which includes the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2010, the Notice of the Company’s 2011 Annual Meeting, this Proxy Statement and your Proxy Card. These materials are all first being mailed to shareholders on or about April 27, 2011, and are also available online at the Company’s website. The information contained in these documents is accurate as of the dates specified therein. Changes or updates in the data, information or facts contained in such documents may occur after the mailing date.
VOTING AT THE ANNUAL MEETING
Date, Time and Place of the Annual Meeting
The Annual Meeting will begin promptly at 12:00 Noon, local time, on June 10, 2011 in the Board of Directors’ conference room at our Norfolk headquarters, which is located at the following address:
Portfolio Recovery Associates, Inc.
Riverside Commerce Center
130 Corporate Boulevard
2nd Floor
Norfolk, Virginia 23502
Who May Vote
Each holder of shares of the Company’s common stock at the close of business on April 12, 2011 (the “Record Date”) will be entitled to receive a notice of the Annual Meeting, and to attend and vote at the Annual Meeting. Such persons are considered “holders of record.” As of the Record Date, 17,099,041 shares of common stock of the Company were outstanding and entitled to vote, which were held by 23 holders of record maintaining shares on behalf of approximately 24,586 beneficial owners. Entities holding shares on behalf of the owners of the shares, such as banks, brokerage firms and any other nominees who are holders of the Company’s common stock as of the close of business on the Record Date are requested to forward these materials to beneficial owners. The Company will pay the reasonable mailing expenses incurred for this purpose. Any shareholder who does not receive a copy of the Notice of Annual Meeting or this Proxy Statement, either by mail or on the Internet, or who wishes to obtain additional copies, may obtain these materials by contacting the Company’s Secretary in advance of the Annual Meeting, or by emailing info@portfoliorecovery.com, by fax at 757-321-2518, or by telephone at 757-961-3510. Materials will also be available at the Annual Meeting. If you received more than one proxy card, you may hold shares in more than one account. To ensure that all of your shares are voted, you must sign and return each card. Alternatively, if you vote online via the Internet, you will need to vote once for each proxy card you receive.
Quorum for the Annual Meeting
A majority of holders of the issued and outstanding shares of common stock of the Company entitled to vote, who are represented in person or by proxy, will constitute a quorum. Continental Stock Transfer and Trust Company has been appointed by the Company’s Board of Directors to act as the inspector of election. The inspector of election will tabulate the votes cast by proxy or in person at the Annual Meeting, and will determine whether or not a quorum is present. In the event that a quorum is not present, the Annual Meeting will likely be adjourned or postponed in order to solicit additional proxies.
Votes Required to Elect Directors and Adopt Proposals
Proposal 1. To be elected as a Director, a nominee must receive the affirmative vote of a plurality of the votes cast. Under the plurality voting standard, the nominees receiving the most “for” votes will be elected. In an uncontested election, any nominee for Director who receives a greater number of “withheld” votes than “for” votes is required to tender his or her resignation for consideration by the Nominating and Corporate Governance Committee of the Board of Directors. A broker non-vote occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Broker non-votes with respect to the election of one or more Directors will not be counted as a vote cast; therefore, if your shares are held in street name it is critical that you cast your vote or provide specific instructions to your broker if you want your vote to count. Your broker will not be allowed to vote your uninstructed shares on the election of directors on a discretionary basis.
Proposal 2. The Company is presenting a proposal to amend the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) in order to increase the authorized shares of Common Stock. The approval of the proposed amendment to the Certificate of Incorporation requires the affirmative vote of a majority of the shares of common stock outstanding and entitled to vote.
Proposal 3. The Company is presenting a proposal which gives shareholders the opportunity to endorse or not endorse the compensation paid to its Named Executive Officers as described in this Proxy Statement, by voting for or against a “Say-on-Pay” resolution. The affirmative vote of a majority of the votes cast by holders of the shares of Common Stock present in person or by proxy at a meeting at which a quorum is present is required (on a non-binding advisory basis) to endorse the compensation of the Company’s Named Executive Officers. While the vote on the resolution is advisory in nature and therefore will not bind the Company to take any particular action, the Board of Directors of the Company intends to carefully consider the shareholder vote resulting from the proposal in making future decisions regarding executive compensation.
Proposal 4. The Company is seeking the input of its shareholders on the frequency with which it will hold a non-binding advisory vote on the compensation of its Named Executive Officers. In voting on this Proposal, shareholders may indicate their preference as to whether the advisory vote on the compensation of the Company’s named executive officers should occur (a) once every three years, (b) once every two years or (c) once every year. The option that receives the highest number of votes cast by shareholders will be the frequency that is considered to have been approved by shareholders. Although the results of this vote may impact how frequently the Company holds an advisory vote on executive compensation, this vote is not binding on the Company. The Board of Directors may decide, after considering the results of this vote that it is in the best interests of the Company’s shareholders to hold the advisory vote on executive compensation on a different schedule than the option approved by the Company’s shareholders.

Proposal 5. Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011 requires the affirmative vote of a majority of the votes cast. A proxy card marked as abstaining with respect to this proposal will not be counted as a vote cast and, therefore, will have no effect on the vote.
Other Matters. Any other matters and other business as may properly come before the Annual Meeting will require the affirmative vote of a majority of the votes cast, except as may otherwise be required by statute.
Shares represented by proxy will be voted as directed on the proxy form and, if no direction is given, will be voted as follows:
1.	FOR all the persons nominated by the Board for election as Directors;

2.	FOR the approval of an amendment to the Company’s Certificate of Incorporation;

3.	FOR the approval of the compensation of the Company’s Named Executive Officers;

4.	FOR an annual frequency for the shareholders’ advisory vote on executive compensation;

5.	FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011; and

6.	In the best judgment of the persons named in the proxies, with respect to any other matters that may properly come before the meeting.
Preliminary voting results will be announced at the conclusion of the Annual Meeting, and final voting results will be published in a Form 8-K which will be filed within four days after the Annual Meeting.
How to Vote
As a holder of common stock of the Company, you are invited to attend the Annual Meeting and vote your shares in person. You are entitled to cast one vote per share owned as of the Record Date for each proposal to be considered at the Annual Meeting. You may also vote online or by mail.
Voting Before the Annual Meeting
Voting By Mail. If you do not expect to attend the Annual Meeting in person, and choose to vote on the proposals on the agenda by mail, simply complete the Proxy Card, sign and date it, and return it in the postage-paid envelope provided. If you are a shareholder whose shares are held in “street name” (i.e., in the name of a broker, bank or other record holder), you may obtain a proxy, executed in your favor, from the record holder. You may sign the proxy card and return it to the Company, or you may direct the record holder of your shares to vote your proxy in the manner you specify. Further, if your shares are held in street name, you must communicate your instructions respecting the voting of your shares to the record holder, or your broker will be prohibited from voting your shares. Voting by mail will not affect your right to vote in person if you decide to attend the Annual Meeting; however, if you wish to revoke your proxy, you must first notify the Corporate Secretary of your intent to vote in person, and must actually vote your shares at the Annual Meeting.
Voting and Viewing Proxy Materials via the Internet. Under rules approved by the Securities Exchange Commission (“SEC”), the Company is furnishing proxy materials on the Internet in addition to mailing paper copies of the materials to each shareholder of record. Instructions on how to access and review the proxy materials on the Internet can be found on the proxy card sent to shareholders of record and on the Notice of Internet Availability of Proxy Materials (the “Notice”) sent to shareholders who hold their shares in “street name” (i.e. in the name of a broker, bank or other record holder). The Notice will also include instructions for shareholders who hold their shares in street name on how to vote over the internet. Voting over the internet will not affect your right to vote in person if you decide to attend the Annual Meeting; however, if you wish to revoke your proxy, you must first notify the Corporate Secretary of your intent to vote in person, and vote your shares at the Annual Meeting. In addition, shareholders may request proxy materials in printed form by mail or electronically by email on an ongoing basis. This process provides shareholders with needed information in a timely manner, while conserving natural resources and lowering the costs of printing and distributing proxy materials.

Changing or Revoking Your Proxy
You may change or revoke your proxy at any time before it is voted at the Annual Meeting by the following methods:
     • Send a written notice of revocation of your proxy so that it is received before the taking of the vote at the Annual Meeting to the Corporate Secretary at the following address:
Judith Scott
Executive Vice President, General Counsel and Secretary
Portfolio Recovery Associates, Inc.
Riverside Commerce Center
120 Corporate Blvd.
Norfolk, VA 23502
jsscott@portfoliorecovery.com; Fax: 757-321-2518
     • Attend the Annual Meeting and vote in person. Your attendance at the Annual Meeting will not in and of itself revoke your proxy. In order to revoke your proxy, you must also notify the Corporate Secretary of your intent to vote in person, and then vote your shares at the Annual Meeting. If you require assistance in changing or revoking your proxy, please contact the Corporate Secretary at the address above.
Effect of Not Casting Your Vote
If you hold your shares in street name it is critical that you cast your vote if you want it to count. In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted, your bank or broker was allowed to vote those shares as they felt appropriate. Brokers have the discretion to vote your shares on routine matters. These include increases in the number of authorized common shares for general corporate purposes and ratification of the Company’s independent registered public accounting firm; however, brokers are prohibited from casting your uninstructed votes in any election of directors and with respect to the compensation of the Company’s named executives. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors and executive compensation, no votes will be cast on your behalf on Proposals 1 and 3. Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on Proposals 2, 4 and 5.
Voting in Person at the Annual Meeting
If you are planning to attend the Annual Meeting and wish to vote your shares in person, you will be given a ballot for that purpose at the Annual Meeting. If you require special assistance due to a disability or other reasons, please notify the Corporate Secretary at the address above. Shareholders who do not hold their shares in their own name (referred to in this Proxy Statement as “beneficial shareholders”) should note that only proxies deposited by shareholders whose names appear on the records of our Corporation as the registered holders of shares of common stock can be recognized and acted upon at the Annual Meeting. If your shares are listed in an account statement provided to you by a broker, then in almost all cases those shares will not be registered in your name on the Company’s records. Such shares will more likely be registered under the name of your broker or an agent of that broker. If you are a shareholder whose shares are held in street name, you must obtain a proxy from your broker, banker, trustee or nominee, giving you the right to vote your shares at the Annual Meeting.
Solicitation of Proxies
All costs in connection with the solicitation of the enclosed proxy will be borne by the Company, and its Directors, officers, and other employees, without additional compensation, may also solicit proxies personally or in writing, by telephone, e-mail, or otherwise.

Security Ownership of Certain Beneficial Owners
The following table sets forth the persons or entities known by the Company to be the beneficial owners of more than five percent (5%) of the common stock of the Company as of the Record Date, based on available information.

	Shares Beneficially	Shares Beneficially
Names and Address of Beneficial Owners	Owned(1)(#)	Owned(2) (%)
BlackRock, Inc.(3) 40 East 52nd Street New York, NY 10022	1,468,621	8.6%
Waddell & Reed Financial, Inc.(4) 6300 Lamar Avenue Overland Park, KS 66202	1,319,005	7.7%
The Bank of New York Mellon Corporation(5) One Wall Street, 31st Floor New York, NY 10286	1,070,590	6.3%
Alydar Partners, LLC(6) 222 Berkeley Street, 17th Floor Boston, MA 02116	945,787	5.5%
Capital Research Global Investors(7) 333 South Hope Street Los Angeles, CA 90071	940,000	5.5%

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”) and includes voting and investment power with respect to shares.

(2)	Ownership percentage is based on 17,099,041 shares of common shares outstanding as of the Record Date.

(3)	Based on information filed in a Schedule 13G/A with the SEC on February 8, 2011 in which BlackRock, Inc. is reported as the beneficial owner of 1,468,621 shares of the Company’s common stock with sole power to dispose or to direct the disposition of 1,468,621 shares.

(4)	Based on information filed in a Schedule 13G/A with the SEC on February 8, 2011 in which Waddell & Reed Investment Management Company is reported as the beneficial owner of 1,061,589 shares of the Company’s common stock with sole power to dispose or to direct the disposition of 1,061,589 shares and Ivy Investment Management Company, a subsidiary of Waddell & Reed Financial, Inc., is reported as the beneficial owner of 257,416 shares of the Company’s common stock with sole power to dispose or to direct the disposition of 257,616 shares.

(5)	Based on information filed in a Schedule 13G with the SEC on February 4, 2011 in which The Bank of New York Mellon Corporation is reported as the beneficial owner of 1,070,590 shares of the Company’s common stock with sole voting power with respect to 1,007,773 shares, sole power to dispose or direct the disposition of 1,052,062 shares, and shared power to dispose or direct the disposition of 6,625 shares.

(6)	Based on information filed in a Schedule 13G/A with the SEC on February 14, 2011 in which John A. Murphy, an individual, is reported as the managing member of Alydar Capital, LLC and Alydar Partners, LLC. Alydar Capital, LLC is reported as the general partner of Alydar Fund, L.P., Alydar QP Fund, L.P., Alysheba Fund, L.P., and Alysheba QP Fund, L.P. Alydar Partners, LLC is reported as the investment manager of Alydar Fund, L.P., Alydar QP Fund, L.P., Alydar Fund Limited and Alysheba Fund Limited. John A. Murphy and Alydar Partners, LLC are reported as the beneficial owners of 945,787 shares of the Company’s common stock with shared voting power with respect 945,787 shares and shared power to dispose or direct the disposition of 945,787 shares. John A. Murphy disclaims beneficial ownership of the securities. Alydar Capital, LLC is reported as the beneficial owner of 261,617 shares of the Company’s common stock with shared voting power with respect to 261,617 shares and shared power to dispose or direct the disposition of 261,617 shares. Alydar Fund, L.P. is reported as the beneficial owner of 13,257 shares of the company’s common stock with sole voting power with respect to 13,257 shares and sole power to dispose or direct the disposition of 13,257 shares. Alydar QP Fund, L.P. is reported as the beneficial owner of 160,709 shares of the Company’s common stock with sole voting power with respect to 160,709 shares and sole power to dispose or direct the disposition of 160,709 shares. Alysheba Fund, L.P. is reported as the beneficial owner of 3,019 shares of the Company’s common stock with sole voting power with respect to 3,019 shares and sole power to dispose or direct the disposition of 3,019 shares. Alysheba QP Fund, L.P. is reported as the beneficial owner of 84,632 shares of the Company’s common stock with sole voting power with respect to 84,632 shares and sole power to dispose or direct the disposition of 84,632 shares. Alydar Fund Limited is reported as the beneficial owner of 376,821 shares of the Company’s common stock with sole voting power with respect to 376,821 shares and sole power to dispose or direct the disposition of 376,821 shares. Alysheba Fund Limited is reported as the beneficial owner of 307,349 shares of the Company’s common stock with sole voting power with respect to 307,349 shares and sole power to dispose or direct the disposition of 307,349 shares.

(7)	Based on information filed in a Schedule 13G/A with the SEC on January 10, 2011 in which Capital Research Global Investors, a division of Capital Research and Management Company (CRMC), is reported as the beneficial owner of 940,000 shares of the Company’s common stock with sole power to dispose or direct the disposition of 940,000 shares.

Security Ownership of Management and Directors
The following table contains information about the shares of the Company’s common stock beneficially owned as of the Record Date by the executives named therein, including the Company’s CEO, Chief Financial and Administrative Officer (“CFO”), each of the Company’s non-employee Directors, and all Directors and executive officers as a group. Except as indicated by footnote and subject to community property laws where applicable, to the knowledge of the Company, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. In computing the number of shares beneficially owned by a person or entity and the percentage ownership of that person or entity, all outstanding stock options currently exercisable or exercisable within 60 days of the Record Date and all nonvested shares vesting within 60 days of the Record Date, are deemed outstanding.
Security Ownership of Management and Directors
Amount and Nature of Beneficial Ownership

				Shares Vesting
		Shares (Options)		Within 60 Days of	Total Shares	Percentage of
	Shares Owned	Vested	Shares Not Vested	4/12/2011	Beneficially Owned	Shares Owned
	(#)	(#)	(#)	(#)	(#)	(%)
Management
Steve Fredrickson, CEO	130,832	0	67,338	1,000	131,832	0.8%
Kevin Stevenson, CFO	87,545	0	31,902	1,000	88,545	0.5%
Craig Grube, EVP	24,347	0	13,978	1,000	25,347	0.1%
Neal Stern, EVP	8,802	0	31,171	1,000	9,802	0.1%
Michael Petit, SVP	19,059	0	34,234	1,000	9,802	0.1%
Kent McCammon, SVP	5,907	0	23,467	0	5,907	0.0%
Judith Scott, EVP	10,378	0	9,539	300	10,678	0.1%
Non- Employee Directors
*William Brophey	3,282	0	0	0	3,282	0.0%
Penelope Kyle	5,003	0	1,600	1,000	6,003	0.0%
David Roberts	40,471	0	1,600	1,000	41,471	0.2%
Scott Tabakin	5,633	0	2,200	1,000	6,633	0.0%
James Voss	6,400	0	1,600	1,000	7,400	0.0%
John Fain	400	0	2,600	1,000	1,400	0.0%
John Fuller	400	0	2,600	1,000	1,400	0.0%
All Executives & Directors	352,209	0	223,829	11,300	363,509	2.1%

*	Mr. Brophey did not seek re-election at the 2010 annual meeting. His service as a Director ceased on June 4, 2010.
Corporate Governance
The Company’s corporate governance principles and the charters of the committees of its Board of Directors (the “Board”) are posted on the Investor Relations page of the Company’s website, www.portfoliorecovery.com. Please note that the web site does not constitute a part of this Proxy Statement. These materials are also available in print to any shareholder upon request. The Board regularly reviews committee charters and major corporate governance developments and modifies its governance principles, committee charters and key practices as warranted. Additionally, the Board conducts assessments of each of its committees and of itself. This process enhances director, committee and Board effectiveness. At the conclusion of the Board and committee assessments, the Board uses the information obtained to evaluate and refine its processes and committee charters, as necessary.
Code of Business Conduct and Ethics. The Company has adopted a Code of Business Conduct and Ethics which applies to all executive officers, employees and Directors, including the CEO and CFO. The Code of Business Conduct and Ethics addresses, among other items, conflicts of interest, confidentiality, fair dealing, protection and use of corporate assets, compliance with laws and the reporting of illegal or unethical behavior. A copy of the Code of Business Conduct and Ethics, and the Company’s corporate governance principles, are posted on the Investor Relations page of the Company’s web site at www.portfoliorecovery.com. Please note that the web site does not constitute a part of this Proxy Statement. Shareholders may also obtain a copy of the Code of Business Conduct and Ethics by sending a written request to the Corporate Secretary. The Company will disclose all amendments to the Code of Business Conduct and Ethics, as well as any waivers thereof, on its website to the extent permissible by the rules and regulations of the SEC and the NASDAQ Global Stock Market (“NASDAQ”). There were no waivers of the Code of Business Ethics granted in 2010.
The Company also has established and published a confidential telephone hot line for the reporting of suspected policy violations, fraud, embezzlement, and other criminal and/or unethical activities concerning the Company’s accounting practices, auditing and reporting of financial results. This number is operational 24 hours a day, seven days a week. Any employee who has a concern about the Company’s, or of any Director’s or employee’s ethical conduct, or of any accounting, internal controls or auditing matters may anonymously communicate those concerns directly to the Chairman of the Audit Committee via the telephone hot line. All such communications are confidential, and are reported to an independently maintained toll-free phone number which is posted in prominent places at all Company work sites and also on the Company’s intranet. All such communications are promptly reviewed by the Chairman of the Audit Committee and addressed by the Company’s General Counsel or other corporate executives, as appropriate. Moreover, each quarter the Company’s Office of General Counsel asks its Directors, as well as more than fifty of the Company’s senior employees, from all aspects of its businesses, to certify that they are not aware of any fraudulent, unethical or illegal activities committed by or on behalf of the Company. Additionally, on an annual basis, each Director and each executive officer is obligated to complete a Directors’ and Officers’ Questionnaire which requires, among other things, the disclosure of any transactions with the Company in which the Director or executive officer, or any member of his or her immediate family, may have a direct or indirect material interest.
Board of Directors
The Board is the ultimate decision-making body of the Company, except with respect to those matters reserved to the shareholders. The Board advises senior management and monitors their performance. In addition to its regular meetings, the Board has informal discussions by telephone or electronically, and holds special meetings during the year, as needed. The Board held four regular meetings and twelve special meetings in 2010, and the non-employee Directors held five executive sessions. Non-employee Directors meet at least quarterly in executive session without management present. There is no formal policy regarding Directors’ attendance at Board meetings or at annual meetings; however, all Directors are expected to attend Board meetings, either in person or telephonically. It is the Board’s practice to schedule its meetings and the Company’s Annual Meeting of Shareholders at times and dates which will permit maximum attendance by Directors, taking into account the Directors’ schedules and the timing requirements of applicable laws. Six of our Directors attended the Company’s 2010 Annual Meeting in person. The majority of the Board of Directors attended 100% of the regular meetings of the Board in 2010, and no director attended less than 75% of all meetings of the Board. Each of the Directors serving on the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee attended at least 75% of the meetings of each committees on which they serve.
Director Orientation, Education and Preparation
The Company conducts a formal orientation program for all new directors, which includes one-on-one meetings with each of our executive officers and senior management, as well as extensive written materials about the Company, its individual business units, and the industry in which the Company operates. Senior management meetings with Directors involve business unit overviews, strategic plans and significant financial, accounting and risk management issues. Directors also are provided opportunities to visit the Company’s business units and subsidiaries across the country in order to gain additional knowledge about their operations. Further, all Directors participate as a group in ongoing continuing education through director education sessions that are held on a regular Board meeting date at least once per year. The Company also affords Directors the opportunity and funds to attend external director education programs.
Management ensures that the Board is fully informed of the Company’s business by providing regular written financial reports, reports of operations and other relevant reports at Board meetings at least monthly, between meetings and at committee meetings. Board materials related to agenda items are provided sufficiently in advance of Board meetings to allow the Directors to prepare for discussion of agenda items. All

Board members also receive comprehensive monthly financial reports from the CFO. Members of senior management attend regular Board meetings, or portions thereof, for the purpose of participating in discussions and providing management reports on business unit operations and operational risks. Directors also have access to members of management and employees of the Company between meetings and, as necessary and appropriate, may consult with and engage, at the Company’s expense, independent legal, compensation, financial and accounting advisors to assist them in their duties to the Company and the shareholders.
The following table sets forth information concerning the Company’s Directors as of the Record Date:

Director	Age	Title	Appointed	Class
Steve Fredrickson	51	President, CEO and Chairman of the Board	March 1996 (1)(3)	1st
Penelope Kyle	62	Director	October 2005 (3)	1st
David Roberts	49	Lead Director	March 1996 (1)(4)	2nd
Scott Tabakin	52	Director	October 2004 (2)	3rd
James Voss	68	Director	November 2002 (2)	3rd
John Fuller	67	Director	March 2010 (4)	2nd
John Fain	62	Director	March 2010 (4)	2nd

(1)	In March 1996, Mr. Fredrickson and Mr. Roberts were named as managers of Portfolio Recovery Associates, L.L.C., the Company’s predecessor. Mr. Fredrickson and Mr. Roberts were appointed as directors of the Company upon its creation in August 2002.

(2)	The terms of Mr. Voss and Mr. Tabakin will expire at the 2011 Annual Meeting.

(3)	The terms of Mr. Fredrickson and Ms. Kyle will expire at the 2012 Annual Meeting.

(4)	The terms of Mr. Roberts, Mr. Fuller and Mr. Fain will expire at the 2013 Annual Meeting.
William Brophey, formerly a member of the Board, did not seek reelection at the 2010 annual meeting, and his service as a member of the Board ceased as of June 4, 2010. The Board currently consists of seven Directors, six of whom are non-employee Directors. The Board is divided into three classes. The terms of each class expire at successive annual meetings. Shareholders elect Directors from one class at each annual meeting to serve three year terms.
Combination of Chairman and Chief Executive Officer Positions
The positions of Chairman of the Board and CEO are combined; however, the Board has designated a non-employee independent Director to serve as its Lead Director. The independent directors meet in an executive session after each regular board meeting and the Lead Director acts as chairman of these sessions, at which the independent directors have the opportunity to frankly discuss management’s performance. The Lead Director coordinates the activities of the other non-employee Directors, consults with the CEO regarding agendas, schedules, and the communication and information needs for Board and committee meetings. He also facilitates information flow and communication by acting as a liaison between the non-employee Directors and management. The Board believes this arrangement provides the most efficient and effective leadership model for the Company. Further, combining the Chairman and CEO roles is appropriate because the structure fosters a closer alignment between the Board and management. Due to the size of the Company, in most cases one person, the President and CEO, should speak for and lead both the Company and the Board. The Board currently believes that the CEO is the individual with the necessary experience, commitment and support of the other Directors to effectively carry out the role of Chairman. The Board regularly reviews and considers whether it is in the best interests of shareholders to separate or combine the roles of Chairman of the Board and Chief Executive Officer.

The Board’s Role in Risk Oversight
The Board, as a whole and through its committees, is responsible for overseeing risk management. The Board recognizes that the Company faces a broad range of risks, including financial, operational, political, reputational, governance, and legal risks that may affect the Company’s ability to execute corporate strategies and fulfill business objectives. The Board operates within a climate of transparency and uninhibited dialog with senior management. In this connection, senior management attends the regular meetings of the Board and routinely reports on their activities. These reports include risk considerations and discussions concerning actions and proposals to mitigate the risks identified, if any. The Board meets regularly to discuss the strategic direction of the Company; a consideration of key risks is essential to the Company’s strategic planning process.
Management is responsible for the day-to-day management of the Company’s risks. A Risk Management Group was recently formed to formally document known risks, assess the sufficiency of risk identification, and to recommend the appropriate manner in which to control or mitigate those risks.
The Audit Committee is responsible for direct oversight of the Company’s risk management program. The Risk Management Group provides the Audit Committee with risk management updates during each of that committee’s regularly scheduled meetings. Additionally, the Audit Committee receives reports during each of its regularly scheduled meetings from the Company’s Chief Financial Officer and the Company’s external auditors on financial risks, compliance with reporting requirements, and internal controls. The Audit Committee also receives reports at each quarterly meeting from the Company’s Director of Internal Audit on the results of internal audit testing.
As described in the Compensation Committee report, the Compensation Committee takes measures to prevent the Company’s compensation programs and incentives from leading to decisions that encourage or promote excessive risk-taking. The Board’s ultimate goal is to ensure that the Company continues as a successful business; therefore, the Board analyzes risks so as to appropriately optimize financial returns and increase shareholder value.
Director Independence
The Board consists of a majority of independent Directors who do not have any direct or indirect material relationship with the Company. The Board has established guidelines which conform to the independence requirements of the NASDAQ listing standards to assist it in determining director independence. In March 2011, the Directors provided updated responses to Directors’ and Officers’ questionnaires in accordance with current proxy disclosure requirements. These included updated information concerning their qualifications and experience, as well as any conflicts of interest, job changes, and any material transactions, relationships, and other arrangements between the Company and the Directors or immediate family members of the Directors. A Director’s immediate family members include the Director’s spouse, parents, children, siblings, in-laws, and anyone (other than domestic employees) who shares the Director’s home. Based on the responses received and other available information, it was determined that all of the non-employee Directors of the Company lack material relationships with the Company, and are independent Directors under applicable securities law requirements and NASDAQ rules. The Board has also concluded that each of the members of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee meet the NASDAQ independence tests. These determinations were made based upon a number of facts, including, but not limited to, the following:
• Except for Steve Fredrickson, the Chairman of the Board and CEO, no Director is, or has ever been, an executive officer of the Company or employed by the Company or its subsidiaries, or has an immediate family member who is an employee or officer of the Company or its subsidiaries, has accepted any compensation or payments from the Company or has any current or past material relationships with the Company;
• No Director, other than the CEO has ever received any compensation from, worked for, been retained by, or received anything of substantial value from the Company, other than Director compensation;
• No Director or any member of any Director’s immediate family is, or ever was, employed by the Company’s independent registered public accounting firm, or ever worked on the Company’s audit at any time;

• No executive officer serves on the board of directors of any company that employs a Director or any member of the immediate family of a Director, none sits on a board of directors of any company at which a Director is the chief executive officer or chief operating officer, and no Director or any member of the immediate family of a Director has been an executive officer of any entity having a compensation committee on which one or more of the Company’s executive officers has concurrently served; and
• None of the independent directors, their respective affiliates or members of their immediate family, directly or indirectly, have engaged in any transaction with the Company or its affiliates or have any relationship with the Company or its affiliates which, in the judgment of the Board, is inconsistent with a determination that the director is independent.
• No Director and no immediate family member of any Director is a partner or controlling shareholder, director or executive officer of any entity from which the Company purchases goods or services, or to which the Company makes charitable contributions in excess of 2% of the entity’s consolidated gross revenues for that year, or $200,000, whichever is lower.
• There is no family relationship among any of the directors or executive officers of the Company.
Director Diversity
The Board strives to have a meaningful cross-section of business and industry experience represented by a group of diverse individuals who add quality to the Company’s corporate governance framework. The Board does not have a formal policy with respect to diversity. However, the Board, through the Nominating and Corporate Governance Committee, reviews, at least annually, the size, structure and membership of the Board of Directors and its committees to assure that the proper skills and experience are represented on the Board and its committees. In conducting its review, the Committee considers the contributions of existing directors, whether the membership of the Board appropriately reflects diversity and the overall needs of the Company. The review assesses committee balance and the overall composition of the Board and identifies the contribution each Director makes to the diversity of backgrounds, experience and competencies represented on the Board and its committees. Also considered are existing and potential gaps in skill sets. Among other criteria, the experience and skill sets deemed necessary for the Board of Directors as a whole includes financial expertise, an understanding of the industries in which the Company operates and experience as a director or officer of other public companies.
Qualifications and Skills of Directors
Generally, certain minimum qualifications must be met by a nominee for a position on the Board. Specifically, nominees should possess the highest level of professional and personal ethics, integrity and values, be free of any material conflicts of interest with respect to Board service, have competence at the policy-making level and have the ability to exercise sound judgment. Nominees (other than the CEO) should also be independent, as defined in NASDAQ Rule 5605(a)(2), be able to understand and relate to the culture of the Company, have sufficient time to properly discharge the duties associated with serving as a Director, and have sufficient experience and knowledge to enhance or maintain the diversity of the Board. Directors must possess the ability to apply good business judgment and must be in a position to properly exercise his or her duties of loyalty and care. Directors should also exhibit proven leadership capabilities, integrity and experience with a high level of responsibility and accomplishment within their chosen fields, and must have the ability to quickly understand complex principles of business and finance in the context of a publicly traded company. Overall continuity and chemistry of the Board are also considerations.

Information Regarding Director Nominees for Election to Three-year Terms Expiring in 2014
James M. Voss and Scott M. Tabakin have been nominated by the Board of Directors, on the recommendation of its Nominating and Corporate Governance Committee, for election to three-year terms expiring at the 2014 Annual Meeting.
In making their nominations, the Board reviewed the backgrounds of the nominees (summaries of each nominee’s biography are provided below), their independence, character, judgment and business experience, and determined to nominate each of them. The important professional characteristics that each particular person brings to the Board, and the attributes and skills that led to the conclusion that they should serve as a Director of the Company, are listed below. The Board believes that each Director and each nominee for election has valuable individual skills and experiences that, taken together, provide the Company with the requisite mix of skills and depth of knowledge, judgment and vision necessary to provide effective oversight of the Company’s varied businesses, and will enable the Board and each committee to continue to provide sound judgment and leadership and function effectively as a group. As indicated in the following biographies, the nominees have extensive experience in a variety of fields, including oversight of public companies and experience in the financial services industry and related industries.
Each person nominated for election has consented to being named in this Proxy Statement and has agreed to serve if elected. If one or more of the nominees should at the time of the meeting be unavailable or unable to serve as a Director, the shares represented by the proxies will be voted to elect the remaining nominees and any substitute nominee or nominees designated by the Board. The Board knows of no reason why any of the nominees would be unavailable, unwilling or unable to serve. Summaries of each nominee’s biography are provided below.
James M. Voss. Mr. Voss was appointed as a Director of Portfolio Recovery Associates in 2002 and subsequently elected at the Company’s next Annual Meeting of Shareholders. Mr. Voss has served as chair of the Audit Committee of our Board of Directors since his initial appointment. He has more than thirty-five years of experience as a senior finance executive. Mr. Voss currently serves as an independent consultant to community banks regarding policy, organization, credit risk management and strategic planning. From 1992 through 1998, he was with First Midwest Bank as Executive Vice President and Chief Credit Officer. Prior to that, he served in a variety of senior executive roles during a twenty-four year career (1965-1989) with Continental Bank of Chicago, and was Chief Financial Officer at Allied Products Corporation (1990-1991), a publicly traded (NYSE) diversified manufacturer. Currently, he serves on the board of Elgin State Bank, through which he has gained additional corporate governance experience. Mr. Voss’ combination of expertise in the areas of business and finance enables him to provide unique insight and perspective to our Board and to address complex financial issues which may be presented to our Board. These experiences were all factors in our conclusion that Mr. Voss should continue to serve on our Board of Directors. Mr. Voss has both an MBA and Bachelor’s Degree from Northwestern University.
Scott M. Tabakin. Mr. Tabakin was appointed as a director of Portfolio Recovery Associates in 2004 and subsequently elected at the Company’s next Annual Meeting of Shareholders. Mr. Tabakin serves on the Audit and Compensation Committees of our Board. He was a certified public accountant and has more than twenty years of public-company experience. Currently an independent financial consultant, Mr. Tabakin served as Executive Vice President and Chief Financial Officer of Bravo Health, Inc., a privately owned managed healthcare company from July 2006 until the sale of the company in November 2010. From October 2003 until July 2006, Mr. Tabakin was an independent financial consultant. He served as Executive Vice President and Chief Financial Officer of AMERIGROUP Corporation, a publicly traded (NYSE) managed health care company, from May 2001 until October 2003. From October 1992 until May 2001, Mr. Tabakin was Executive Vice President and Chief Financial Officer of Beverly Enterprises, Inc., then the nation’s largest publicly traded (NYSE) provider of long-term health care. From June 1980 until October 1992, Mr. Tabakin was an executive with the accounting firm of Ernst & Young. These experiences, including his experience as a senior financial officer of large publicly traded companies, provide Mr. Tabakin with a comprehensive understanding of the complex financial and legal issues facing public companies and were all factors in our conclusion that Mr. Tabakin should continue to serve on our Board of Directors. Mr. Tabakin received a B.S. degree in accounting from the University of Illinois.

Experience of Directors Continuing in Office — Terms Expiring in 2012
Steven D. Fredrickson. Mr. Fredrickson has been the Chief Executive Officer of Portfolio Recovery Associates since its inception. Prior to co-founding Portfolio Recovery Associates in 1996, Mr. Fredrickson was Vice President, Director of Household Recovery Services’ (“HRSC”) Portfolio Services Group from late 1993 until February 1996. At HRSC Mr. Fredrickson was ultimately responsible for HRSC’s portfolio sale and purchase programs, finance, accounting, and other functional areas. Prior to joining HRSC, he spent five years with Household Commercial Financial Services managing a national commercial real estate workout team and five years with Continental Bank of Chicago as a member of the FDIC workout department, specializing in corporate and real estate workouts. Mr. Fredrickson is a past board member of the American Asset Buyers Association. In his role as our Chief Executive Officer for approximately fifteen years, Mr. Fredrickson has gained critical insights into managing a complex financial services business in a dynamic environment, which, along with his extensive prior experience in the financial services industry and his tenure with the Company, make him a valuable asset. These were all factors in our conclusion that Mr. Fredrickson should continue to serve on our Board of Directors at this time. He received a B.S. degree from the University of Denver and a M.B.A. degree from the University of Illinois.
Penelope W. Kyle. Penelope W. Kyle, Director. Ms. Kyle was appointed as a Director of Portfolio Recovery Associates in 2005 and subsequently elected at the Company’s next annual meeting of shareholders. Ms. Kyle is a highly respected educational leader with a proven record of accomplishment. Ms. Kyle presently serves as President of Radford University. Prior to her appointment as President of Radford University in June 2005, she had served since 1994 as Director of the Virginia Lottery, where she served for ten years under three Virginia Governors. Earlier in her career, Ms. Kyle worked as an attorney at the law firm McGuire, Woods, Battle and Boothe, in Richmond, Virginia. She was later employed at CSX Corporation, where during a 13-year career she became the company’s first female officer and a vice president in the finance department. Ms. Kyle also has prior service as a director and chairman of the audit committee of a publicly traded company. She currently serves on the Board of Directors of the Foundation for Educational Exchange, a joint bi-national organization which administers the Canada-U.S. Fulbright program. Ms. Kyle brings a unique and valuable perspective to our Board based on her distinctive background in business, academia and government, particularly with respect to matters relating to law and corporate governance. These were all factors in our conclusion that Ms. Kyle should continue to serve on our Board of Directors at this time. She earned an MBA at the College of William and Mary and a law degree from the University of Virginia.
Experience of Directors Continuing in Office — Terms Expiring in 2013
David N. Roberts. Mr. Roberts has been a Director of Portfolio Recovery Associates since its formation in 1996. Mr. Roberts joined Angelo, Gordon & Company, L.P. in 1993, where he founded the firm’s opportunistic real estate area and manages the firm’s private equity and special situations area. Mr. Roberts helped to guide the Company through its transition from a small private company to a major publicly traded company. He currently serves as Lead Director of the Board of Directors and as Chair of the Compensation Committee. Mr. Roberts has invested in a wide variety of real estate, corporate and special situations transactions. Prior to joining Angelo, Gordon Mr. Roberts was a principal at Gordon Investment Corporation, a Canadian merchant bank from 1989 to 1993, where he participated in a wide variety of principal transactions including investments in the real estate, mortgage banking and food industries. Prior to joining Gordon Investment Corporation, he worked in the Corporate Finance Department of L.F. Rothschild, where he specialized in mergers and acquisitions. Mr. Roberts’ qualifications to serve on the Board of Directors include his extensive knowledge of the Company and his financial expertise in business development, operations and strategic planning. Mr. Roberts is also intimately familiar with, and has a deep understanding of the industry in which the Company does business. These were all factors in concluding that Mr. Roberts should continue to serve on the Board of Directors at this time. Mr. Roberts has a B.S. degree in economics from the Wharton School of the University of Pennsylvania.

John H. Fain. Mr. Fain was appointed as a Director on March 1, 2010, and was elected to the Board by the Company’s shareholders at the 2010 annual meeting. Mr. Fain has more than 25 years of business management experience, including service as the founder, President and Chief Executive Officer of Metro Information Services. Metro Information Services was an information technology consulting services firm which went public in 1997, and subsequently merged with Keane, Inc. in 2001. Mr. Fain served as a member of the Board of Directors of Keane, Inc. until September 2006. Prior to co-founding Metro Information Services, Mr. Fain developed and ran his own independent data processing consulting practice, servicing clients in multiple states. Mr. Fain is currently retired, and serves on the Investment Committee of the Hampton Roads Community Foundation. Mr. Fain was appointed to the Board of Directors because of his insight with respect to the use of information technology strategies in large multi-state companies, his operational and financial expertise and his experience as a Chief Executive Officer and Director of a sizeable business. These were all factors in our conclusion that Mr. Fain should continue to serve on our Board of Directors at this time. Mr. Fain holds a B.S. Degree in Computer Science from the University of South Carolina.
John E. Fuller. Mr. Fuller was appointed as a Director on March 1, 2010, and was elected to the Board of Directors by the shareholders at the 2010 annual meeting. Mr. Fuller has more than twenty years of executive experience, including being the co-founder of Automotive Finance Company (“AFC”), an independent automobile floor plan financing company, and his seven years as AFC’s Chief Executive Officer. Following the sale of AFC to Auto Dealers Exchange Services of America in 1994, Fuller stayed on as Chief Executive Officer for another twelve years, after which he left to start Dealer Services Corporation (“DSC”). DSC also provides financing to auto dealers throughout the country. Mr. Fuller acted as Chairman, President and Chief Executive Officer of DSC until January, 2010, and currently serves as Chairman of its Board of Directors. Mr. Fuller was appointed to the Board because of his business development experience and expertise, his experience as a Chief Executive Officer, Chairman and Director of companies in the financial services industry and his significant corporate leadership and knowledge of the auto financing business. These were all factors in our conclusion that Mr. Fuller should continue to serve on our Board of Directors at this time.

Summary: Board of Directors Information	2010
Size of Board	7
Average Age of Directors	59
Number of Independent Directors	6
Lead Independent Director	Yes
Independent Audit Committee	Yes
Independent Compensation Committee	Yes
Independent Corporate Governance Committee	Yes
Number of Board Meetings Held	16
Outside Directors Hold Meetings Without Management Present	Yes
Board Self-Evaluation	Yes
Annual Review of Independence of Board	Yes
Annual Committee Self Evaluations	Yes
Charters for Audit, Compensation and Corporate Governance Committee	Yes
Annual Equity Grants to Non-Employee Directors	Yes
Corporate Compliance Program	Yes
Code of Ethics	Yes

Review and Approval of Related Party Transactions
The Company requires disclosure of any relationships and transactions in which the Company, its Directors, its executives or their immediate family members are participants, and conducts a review of transactions of the Company with any shareholders owning five percent or greater of the Company’s outstanding common stock, to determine whether there are any such transactions in amounts at or exceeding the minimum threshold for disclosure in this Proxy Statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000) in which a related person has a direct or indirect material interest. The Company’s General Counsel is primarily responsible for developing and implementing the policy and procedures relative to the review and approval of related party transactions.
Procedure for the Approval of Related Party Transactions
1.	The complete details of any proposed transaction must be presented to the Company’s General Counsel by the party intending to enter into the transaction.

2.	The Company’s General Counsel will make an initial materiality determination, and when appropriate, will prepare a written analysis and recommendation to the Nominating and Corporate Governance Committee based on: (a) the nature of the proposed transaction; (b) the related person’s interest in the transaction; (c) the dollar value of the transaction; (d) the importance of the transaction to the business of the Company; (e) the material terms of the transaction; and (f) the overall fairness of the transaction to the Company.

3.	Based on the foregoing factors, the Nominating and Corporate Governance Committee will decide whether or not to recommend that the proposed transaction be brought before the full Board for consideration.

4.	If the matter is presented to the Board for a vote, and a related party is involved in the transaction, he or she will not be allowed to participate in any discussions and decisions concerning the transaction.

5.	If the Board approves the transaction, the Company’s General Counsel will ensure that a written arm’s length contract between the parties is appropriately executed by all parties.
There were no reportable related party transactions with the Company in 2010.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires the Company’s executive officers and Directors and persons who beneficially own more than five percent (5%) of the Company’s common stock to file initial reports of ownership and changes in ownership of such common stock with the SEC and NASDAQ. As a practical matter, the Company typically assists its Directors and executive officers with these transactions by completing and filing Section 16 reports on their behalf. The Company also reviews directors’ and officers’ questionnaires and written representations from the executive officers and Directors. Based on a review of the Section 16(a) reports filed by the Company on behalf of its Directors and executive officers or furnished to the Company by 5% beneficial owners and a review of written representations from certain reporting persons, the Company believes that all such filing requirements were complied with on a timely basis during 2010, with the exception of Kent McCammon’s Form 3 which was not timely filed with respect to his initial reporting of 4,707 shares of the Company’s stock.
Communication with Directors
Shareholders may communicate with members of the Board by transmitting their correspondence by mail or facsimile addressed to one or more Directors. All such communications should be sent to the attention of the Corporate Secretary, at the address specified herein, or to fax number 757-321-2518. Communications from shareholders to one or more directors will be collected and organized by the Corporate Secretary and forwarded to the Chairman of the Board, or if addressed to an identified Independent Director, to that Director, as soon as practicable. Communications that are abusive, in bad taste or that present safety or security concerns may be handled differently. If multiple communications are received on a similar topic, the

Corporate Secretary may forward only representative correspondence. The Corporate Secretary will determine whether any communication addressed to the entire Board as a whole should be properly addressed by the entire Board, or by a committee of the Board. If a response to the communication is warranted, the content and method of the response will be coordinated with the Company’s General Counsel. The Company’s confidential hot line may be used by any shareholder who prefers to raise a concern to the Board in a confidential or anonymous manner, by dialing 1-800-290-1650. All telephone calls to the Company’s confidential hot line are referred to the Chairman of the Audit Committee, who is responsible for ensuring that such matters are appropriately investigated. The Company’s Director of Corporate Communications will address communications from the investment community regarding the Company’s financial and business matters, and will refer appropriate matters to the Company’s CEO or its CFO.
Director Compensation
The Board, upon the recommendation of the Compensation Committee, sets the compensation for non-employee Directors so as to fairly compensate them for the work required of them, based on the Company’s size and scope. The Board also makes annual equity awards to Directors in order to align each Director’s interests with the long-term interests of the Company’s shareholders. In 2009 the Compensation Committee engaged the Committee’s independent compensation consultant, Frederic W. Cook & Co., Inc. (“FW Cook”) to evaluate the competitiveness of the Company’s Director compensation program. The Company’s Directors’ compensation is compared to those of the directors of companies in the Compensation Peer Group listed on page 36. As a result of the election of two new Directors in 2010 and the loss of one Director, there was a realignment of committee assignments and Directors’ roles; consequently, Director compensation was reviewed and adjusted, with the assistance of FW Cook. In this connection, the Compensation Committee recommended an adjustment in the Directors’ compensation, effective as of January 1, 2011. The chart below provides a summary and comparison of total non-employee Director compensation in 2010, and the compensation adjustment projected as of January 1, 2011.
Non-Employee Director Annual Compensation

	2010		2011
BOARD SERVICE
Annual Retainer (Cash Portion)	$30,000		$40,000
Annual Retainer (Stock Portion) 1,000 Nonvested Shares(1)	$44,850	(2)	$65,000	(3)
TOTAL (excluding Committee Retainers, and Lead Director Retainer)	$74,850		$115,200

COMMITTEE AND LEAD DIRECTOR SERVICE
Annual Committee Chair Retainers:
Audit Committee Chair	$25,000		$25,000
Compensation Committee Chair	$10,000		$12,500
Nominating and Corporate Governance Committee Chair	$5,000		$10,000
Annual Committee Retainers:
Audit Committee	$12,500		$12,500
Compensation Committee	$5,000		$6,250
Nominating and Corporate Governance Committee	$2,500		$5,000
Lead Director Retainer	$15,000		$15,000

(1)	The Company awarded Directors 1,000 nonvested shares on the date of the 2010 annual shareholders meeting.

(2)	Based on the closing price of the Company’s common stock on December 31, 2009, as reported by NASDAQ

(3)	Beginning in 2011, the Directors’ annual stock grant will be a number of shares equal in value to $65,000, regardless of share price.
Newly appointed Directors are granted 2,000 nonvested shares of the Company’s stock upon their initial appointment to the Board. These shares vest at the rate of 20% per year for five years. In 2010, Directors were also awarded 1,000 nonvested shares on the date of the 2010 annual meeting of shareholders. Annual Director stock awards become fully vested one year after the grant date. This vesting schedule, combined with the targeted Director stock ownership policy described below, advances the alignment of Directors’ economic interests with those of shareholders.
Recognizing that each Director should have a substantial personal investment in the Company, the Board has adopted a target stock ownership policy which applies to each Director, requiring a personal holding by each Director of a number of shares valued at not less than two times the Director’s annual Board retainer, exclusive of Committee retainers. Directors are expected to acquire and maintain this share ownership threshold within two years after joining the Board. In 2010, the Company offered no compensation to its Directors other than their annual retainers and stock awards; however, each Director is reimbursed for travel expenses in connection with attendance at Board meetings and for all reasonable expenses associated with continuing education programs. The Company offers no retirement benefits or other perquisites to Directors. The Company maintains policies of directors’ and officers’ liability insurance covering all Directors. The Company’s CEO received no additional compensation for his service as a Director and Chairman of the Board of Directors.
The table below summarizes the compensation paid by the Company to non-employee Directors for the year ended December 31, 2010.
2010 NON-EMPLOYEE DIRECTOR COMPENSATION

	Fees Earned
	or
	Paid in Cash	Stock Awards (2)	Option Awards(3)	Total Compensation
Non-Employee Director	($)	($)	($)	($)
William Brophey(1)	$26,250	$0	$0	$26,250
John Fain	$36,250	$174,090	$0	$210,340
John Fuller	$28,750	$174,090	$0	$202,840
Penelope Kyle	$36,250	$66,510	$0	$102,760
David Roberts	$57,500	$66,510	$0	$124,010
Scott Tabakin	$51,250	$66,510	$0	$117,760
James Voss	$58,750	$66,510	$0	$125,260

(1)	Mr. Brophey did not seek re-election at the 2010 annual meeting; consequently, his service as a Director ceased on June 4, 2010.

(2)	The amounts reported in the Stock Awards column represent the aggregate grant date fair value of the stock awards calculated by multiplying the number of nonvested shares granted by the closing stock price of the Company’s common stock on the grant date. The actual amount of compensation that will be realized by a Director at the time an award vests will depend upon the market price of the Company’s common stock at the vesting date. Mr. Fain and Mr. Fuller were granted 2,000 nonvested shares of the Company’s stock upon their appointment to the Board.

(3)	No stock options were granted in 2010.
The aggregate number of outstanding stock options held by each of the Company’s non-employee Directors as of the Record Date is provided in the table below:

Outstanding
Directors	Options (#)*
William Brophey	0
John Fain	0
John Fuller	0
Penelope Kyle	0
David Roberts	0
Scott Tabakin	0
James Voss	0

*	The Company discontinued its practice of granting stock options to Directors in 2004. Directors appointed to the Board after 2004 received no stock options.

Committees of the Board
Each non-employee Director serves on at least one committee. The Committees of the Board regularly report on their activities and results of meetings to the full Board. Only independent non-employee Directors may serve on Board committees. The table below shows the current membership for each of the standing committees of the Board as of the Record Date.

Nominating and Corporate
Audit Committee	Governance Committee	Compensation Committee
James Voss*	Penelope Kyle*	David Roberts*
John Fain	John Fuller	Scott Tabakin
Scott Tabakin	David Roberts	John Fain
James Voss
John Fuller

Number of Committee Meetings in 2010
10	2	6

*	Committee Chair
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee held two meetings in 2010. Each member of the Nominating and Corporate Governance Committee is “independent,” as such term is defined by NASDAQ Rule 5605(a)(2). The Nominating and Corporate Governance Committee annually reviews the composition of all committees, makes recommendations concerning Board dynamics and oversees Director development and the annual self evaluations of the Board and its committees. In addition, the Nominating and Corporate Governance Committee reviews the Company’s corporate governance practices and related public issues important to the Company, and makes recommendations to the Board on such issues.
The Nominating and Corporate Governance Committee is responsible for reviewing and recommending nominees for election to the Board. In addition to considering the qualifications of candidates suggested by current Directors and by officers and employees of the Company, the Committee considers any candidates who may be recommended by shareholders in accordance with the provisions of the Company’s by-laws. The Committee screens all candidates in the same manner, regardless of the source of the recommendation, and determines whether a candidate meets the Company’s general Board membership qualifications, possesses the skills required of a Director and will contribute to the diversity of talent represented on the Board. The Committee arranges and conducts personal interviews of candidates, as appropriate.
The Nominating and Corporate Governance Committee has determined that each of the Company’s Directors possesses the requisite prior experience as a director or an officer of a publicly held company.
Any shareholder may make nominations with respect to the election of Directors in accordance with the provisions of the Company’s by-laws, which establish the information and notice requirements for such nominations. Prior to 120 days in advance of the anniversary date of the Proxy Statement for the 2011 annual meeting, the Company did not receive any recommendations of potential director candidates from shareholders.
The Nominating and Corporate Governance Committee recommended to the Board the candidates for re-election which are included on the ballot for this Annual Meeting. Any nominee for Director who receives a greater number of votes withheld from or against his or her election than votes for his election shall tender his or her resignation for consideration by the Nominating and Corporate Governance Committee. The Committee will then consider the best interests of the Company and its shareholders and shall recommend to the full Board the action to be taken with respect to the tendered resignation.

The duties and responsibilities of the Nominating and Corporate Governance Committee are specified in its charter. The charter of the Nominating and Corporate Governance Committee, as amended in February 2009, is available at the Investor Relations page of the Company’s website, at www.portfoliorecovery.com, and will be mailed to any shareholder who sends a request to the Corporate Secretary at the Company’s mailing address.
Audit Committee
The Audit Committee held ten meetings during 2010 and met informally between meetings. Audit Committee meetings are typically held in conjunction with scheduled Board meetings; however, the Audit Committee also holds meetings between Board meetings as needed. The Audit Committee holds executive sessions, which may include the KPMG LLP audit team. Each member of the Audit Committee is “independent,” as that term is defined by the applicable standards promulgated by NASDAQ, and meets the heightened criteria for independence applicable to members’ audit committees under NASDAQ listing rules. The Board has determined that each member of the Audit Committee is financially literate, and qualified as “audit committee financial experts” pursuant to Section 407(d)(5) of Regulation S-K. The Audit Committee is primarily concerned with the integrity of the Company’s consolidated financial statements, the effectiveness of the Company’s internal control over financial reporting, the Company’s compliance with legal and regulatory requirements, the independence, qualifications and performance of the independent auditors, and the objectivity and performance of the Company’s internal audit function. The Audit Committee is not responsible for the planning or conduct of the audits, or the determination that the Company’s consolidated financial statements are complete and accurate and in accordance with U. S. generally accepted accounting principles.
The Audit Committee reviews and takes appropriate action with respect to the Company’s annual and quarterly consolidated financial statements, the internal audit program, the confidential hot line and related ethics program and disclosures made with respect to the Company’s internal controls. To facilitate its risk oversight responsibilities, the Committee receives regular briefings from the Company’s Office of General Counsel with respect to significant litigation and from the Company’s Director of Internal Audit regarding Sarbanes-Oxley 404 compliance matters. Each member of the Audit Committee completes a quarterly risk assessment questionnaire.
The Audit Committee reviewed and amended its charter in February 2011. At the time of its charter review, the Audit Committee also reviewed practices and procedures to assure continued compliance with the internal control reporting provisions of the Sarbanes-Oxley Act of 2002, as amended, and related regulatory requirements. As described in its charter, the Audit Committee’s primary duties and responsibilities are to:
•	Monitor and review the accuracy and fairness of the Company’s financial reports and monitor and ensure the adequacy of the Company’s systems of internal controls regarding finance, accounting and legal compliance.

•	Engage and monitor the independence and performance of the Company’s independent auditors and pre-approve all audit and permitted non-audit services.

•	Monitor the independence and performance of the Company’s internal auditors.

•	Provide an avenue of communication between the independent auditors, management and the Board of Directors.

•	Prepare an Audit Committee report for the Company’s annual proxy statements.

•	Perform such other duties as set forth in its charter.
A copy of the charter of the Audit Committee will be mailed to any shareholder who makes a request to the Corporate Secretary at the Company’s mailing address, and is also available online at the Corporate Governance section of the Investor Relations page on the Company’s corporate website, www.portfoliorecovery.com.

Audit Committee Report
The Audit Committee has furnished the following report to shareholders of the Company in accordance with rules adopted by the SEC:
The Audit Committee held 10 meetings during 2010 and also met informally between meetings. Each member of the Audit Committee is an independent director, as defined in accordance with NASDAQ listing standards. In addition, the Board has determined that James Voss, Scott Tabakin and John Fain are each “audit committee financial experts” as defined by paragraph (d)(5)(ii) of Item 407 of Regulation S-K.
The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the Company’s independent auditors. These services may include audit services, audit-related services, tax services, services related to internal controls and other services. The independent auditors and the Company’s CFO periodically report to the Audit Committee regarding the services provided by the independent auditor in accordance with this pre-approval.
The Company’s management has primary responsibility for establishing and maintaining effective internal controls over financial reporting, preparing the Company’s consolidated financial statements in accordance with U. S. generally accepted accounting principles, and managing the public reporting process. The Company’s independent auditors are responsible for forming and expressing opinions on the conformity of the Company’s audited consolidated financial statements in accordance with U. S. generally accepted accounting principles, in all material respects, and on the effectiveness of the Company’s internal control over financial reporting.
The Audit Committee reviewed and discussed with management, the Company’s audited consolidated financial statements for the year ended December 31, 2010, including a discussion of the acceptability and appropriateness of significant accounting policies and management’s assessment of the effectiveness of the Company’s internal control over financial reporting. The Audit Committee discussed with the Company’s independent auditors matters related to the conduct of the audits of the Company’s consolidated financial statements and internal control over financial reporting. The Audit Committee also reviewed with management and the independent auditors the reasonableness of significant estimates and judgments made in preparing the consolidated financial statements, as well as the clarity of the disclosures in the consolidated financial statements and related notes.
The Audit Committee has discussed with the Company’s independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended.
The Audit Committee has received written communications from KPMG LLP as required by PCAOB Rule 3526, “Communication with Audit Committees Concerning Independence,” and has discussed with KPMG LLP their independence. The Audit Committee has concluded that the audit and permitted non-audit services which were provided by KPMG LLP in 2010 were compatible with, and did not negatively impact, their independence.
In 2010 the Audit Committee met with the Company’s Director of Internal Audit and with its independent auditors, with and without management present, to discuss the overall quality of the Company’s financial reporting. The Audit Committee also reviewed with management the Company’s audited consolidated financial statements and related notes and the acceptability and appropriateness of significant accounting policies. Based on the reviews and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in this report and in the charter, the Audit Committee recommended to the Board that the audited consolidated financial statements and related notes be included in the Annual Report on Form 10-K for the year ended December 31, 2010.
KPMG LLP has been recommended by the Audit Committee of the Board for reappointment as the Independent Registered Public Accounting Firm for the Company and subject to shareholder ratification, the Board has appointed KPMG LLP as the Company’s Independent Registered Public Accounting Firm for the year ending December 31, 2011.

Representatives of KPMG LLP are expected to attend the 2011 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.
The Company is requesting that the shareholders ratify the appointment of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for the year ending December 31, 2011. In the event the shareholders fail to ratify the appointment, the Audit Committee will consider it a direction to consider other accounting firms for the subsequent year.
This report is submitted on behalf of the following independent Directors, who constitute the Audit Committee:
James Voss, Chairman
Scott Tabakin
John Fain
Principal Accountant Fees and Services
KPMG LLP served as the Company’s Independent Registered Public Accounting Firm with respect to the audits of the Company’s consolidated financial statements as of and for the year ended December 31, 2010, and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2010. In connection with its 2010 corporate income tax returns, which are anticipated to be completed in 2011, the Company has retained KPMG LLP for those permitted non-audit services.
The following table sets forth the fees billed or expected to be billed by KPMG LLP for the audit of the Company’s consolidated financial statements for the years ended December 31, 2010 and 2009, respectively, and for fees billed for other services rendered during those periods. All the services performed by and fees paid to KPMG LLP were pre-approved by the Audit Committee.
Audit Fees

	2010	2009
Audit Fees(1)	$749,425	$568,500
Audit-related Fees (2)	$34,000	$15,000
Tax Fees(3)	$94,780	$30,000
All Other Fees (4)	$2,250	$2,100

Total	$880,455	$615,600

(1)	Audit Fees primarily relate to the audits of the Company’s annual consolidated financial statements and effectiveness of the Company’s internal control over financial reporting, reviews of the quarterly consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q, and services performed in connection with the review of the Company’s stock registration statement and offerings.

(2)	Audit-related Fees primarily relate to engagements to report on internal controls for selected information systems (SAS 70 reports).

(3)	Tax Fees primarily relate to the preparation of tax returns and for tax consultation services.

(4)	All Other Fees relate to annual subscription to KPMG LLP’s proprietary research tool.
Compensation Committee
The Compensation Committee held six meetings in 2010 and met informally between meetings. Each member of the Compensation Committee has been determined to be “independent,” as that term is defined by the applicable standards promulgated by NASDAQ. As described in its charter, the Compensation Committee’s primary responsibilities are to:
•	Develop and oversee the implementation of the Company’s compensation philosophy with respect to the Directors, the CEO and other executives who report directly to the CEO.

•	Ensure that the Company’s executives are compensated effectively in a non-discriminatory manner consistent with such compensation philosophy, internal equity considerations, market practice and the requirements of the appropriate employment laws and regulatory bodies.

•	Review and recommend to the full Board the Company’s compensation discussion and analysis disclosure containing the Company’s compensation policies and the reasoning behind such policies, as required by the SEC.

•	Prepare a Compensation Committee report for the Company’s annual reports and/or proxy statements.
Pursuant to its charter, the Committee has sole authority to retain and terminate an independent consulting firm to assist in its evaluation of executive compensation. In accordance with this authority, the Compensation Committee has directly engaged FW Cook as its independent compensation consultant, with instructions to conduct a comprehensive analysis of the Company’s executive compensation program. Accordingly, FW Cook reviewed the Company’s executive compensation programs, including cash and equity compensation and long-term incentives, as more fully described in the Compensation Discussion and Analysis beginning on page 24 herein. All amounts incurred in 2010 for services provided by FW Cook were attributable to services provided by them to the Compensation Committee in connection with its executive pay and Director compensation decisions. The Compensation Committee determined that, based on the information presented to it, no known conflict of interest exists between the Company and FW Cook.
The Compensation Committee ensures that the Company has established succession plans with respect to each of its named executives. To assist the Compensation Committee in this role, the Human Resources Department provides the Committee with progress reports of individual development and succession planning strategies and activities with respect to the Company’s named executives, and assessments of the persons who are considered to be the potential successors to the incumbents in certain senior management positions.
The Compensation Committee is responsible for setting annual and long-term performance goals and compensation for the CEO, and establishing criteria for determining the compensation of each of the executives who report directly to him. Its decisions are approved or ratified, as appropriate, by action of the non-employee Directors of the Board. The Compensation Committee also approves the terms of executive employment agreements, equity plans and equity awards in accordance with the Company’s 2010 Stock Plan. The Committee may delegate to the Chief Executive Officer such of its duties and responsibilities as the Committee deems to be in the best interests of the Company, provided such delegation is not prohibited by applicable law, rule or regulation. The Compensation Committee delegated, in limited circumstances, authority to the CEO to grant a specified number of nonvested shares of the Company’s stock to newly hired, recently promoted or other key employees in accordance with specified parameters. The authority so delegated is currently limited to a total of ten thousand shares in any fiscal year, and awards of no more than 1,000 shares per employee.
The Compensation Committee reviews compensation programs and policies for features that may encourage excessive risk taking, and ascertains the extent to which there may be a connection between compensation and risk, if at all. This includes the implementation of controls that require executives to focus on risks, with the aim of minimizing and reporting any risks and errors of which they be aware. The LTI awards incentivize employees to take a longer term view of the Company’s performance, and assume reasonable risks to enter new markets and expand existing businesses. The Company may terminate the employment of any executive whose actions place the Company at unreasonable risk.
The Charter of the Compensation Committee is available on the Investor Relations page of the Company’s web site, and will be provided to any shareholder who sends a request therefor to the Corporate Secretary at the Company’s mailing address. The Compensation Committee’s report appears in this Proxy Statement on page 40.
Compensation Committee Interlocks and Insider Participation. All of the members of the Compensation Committee are independent, non-employee Directors, and none is a former officer of the Company or any of its subsidiaries, or has ever been an officer or employee of the Company or any of its subsidiaries. No officer of the Company has ever served on any compensation committee or board of directors of any other company with respect to which a Director is an executive officer. None of the Directors has any relationship with the Company which is required to be disclosed under this caption pursuant to the rules of the SEC.

Executive Officers
The Company’s executive officers as of December 31, 2010 were as follows:

Name	Position Held as of December 31, 2010	Year Hired
Steven Fredrickson[1]	President and Chief Executive Officer	1996
Kevin Stevenson [2]	Executive Vice President and Chief Financial and Administrative Officer	1996
Michael Petit[3]	Senior Vice President, Bankruptcy Dept.	2003
Neal Stern[4]	Senior Vice President, Chief Operating Officer, Owned Portfolios	2008
Craig Grube[5]	Executive Vice President, Chief Acquisitions Officer	1998
Kent McCammon[6]	Senior Vice President, Revenue Enhancement Services and Business Development	2007
Judith Scott[7]	Executive Vice President, General Counsel and Secretary	1998

[1]	Steve Fredrickson, 51, President and Chief Executive and Chairman of the Board of Directors. A complete description of Mr. Fredrickson’s qualifications is on page 12.

[2]	Kevin Stevenson, 47, Executive Vice President, Chief Financial and Administrative Officer, Treasurer and Assistant Secretary. Prior to co-founding Portfolio Recovery Associates in 1996, Mr. Stevenson served as Controller and Department Manager of Financial Control and Operation’s Support at HRSC from June 1994 to March 1996, supervising a department of approximately 30 employees. Prior to joining HRSC, he served as Controller of Household Bank’s Regional Processing Center in Worthington, Ohio where he also managed the collections, technology, research and ATM departments. While at Household Bank, Mr. Stevenson participated in eight bank acquisitions and numerous branch acquisitions or divestitures. He is a certified public accountant and received his B.S.B.A., with a major in accounting from Ohio State University.

[3]	Michael Petit, 51, Senior Vice President and President, Bankruptcy Services. Mr. Petit joined Portfolio Recovery Associates in 2003 to lead the Company’s efforts in purchasing bankrupt consumer accounts. Mr. Petit brings diverse operational, financial and transactional experience to PRA. Prior to joining PRA, Mr. Petit was Managing Director and Head of the Core and Communications Technologies Group in the Investment Banking Division of Pacific Crest Securities. Mr. Petit has also held senior investment banking positions with Jefferies & Company and Banc One Capital Markets where he focused on M&A, private placement and restructuring transactions. Mr. Petit received a B.S. in Mechanical Engineering from the University of Illinois and an M.B.A. from The University of Texas at Austin, both with honors.

[4]	Neal Stern, 42, Senior Vice President, Chief Operating Officer, Owned Portfolios. Mr. Stern joined Portfolio Recovery Associates in January 2008 and is responsible for all owned portfolio collection activity, including call centers, legal outsourcing, collection agency outsourcing, probate, customer service, and portfolio collection strategy and analytics. He has extensive experience running multiple call centers of substantial scale. Mr. Stern was most recently a senior executive with the Target Corporation, running collection and customer service vendor management operations. Mr. Stern attended the University of Minnesota.

[5]	Craig Grube, 50, Executive Vice President, Chief Acquisitions Officer. Mr. Grube joined Portfolio Recovery Associates in 1998. Since that time, he has been responsible for the Company’s purchase of portfolios of core defaulted consumer receivables. Prior to joining the Company, Mr. Grube worked on distressed commercial loans at Continental Illinois National Bank for five years in Chicago and was the Senior Officer and director of Anchor Fence, Inc., a commercial manufacturer and distributor, for 10 years. Mr. Grube received a B.A. Degree in Psychology from Boston College and an M.B.A. in Finance from the University of Illinois.

[6]	Kent McCammon, 44, Senior Vice President and President, Revenue Enhancement Services and Business Development. Mr. McCammon joined the Company in 2007. All of the Company’s fee-for-service businesses, including PRA Government Services, LLC, MuniServices, LLC, PRA Location Services, LLC, and Claims Compensation Bureau, LLC, report to Mr. McCammon. He also maintains responsibility for Portfolio Recovery

Associates’ business development and merger-acquisition activity. Mr. McCammon has extensive background in the finance industry, including serving as Managing Director of Shamrock Holdings, the investment arm of the Disney family, for three years before joining PRA. He also served in leadership roles at Trader Publishing, LLC, Atlantic Capital Management, Scott & Stringfellow, Lehman Brothers, and Smith Barney. Mr. McCammon earned a B.S. degree from the McIntire School of Commerce and an M.B.A. from the Darden Graduate School of Business, both at the University of Virginia.

[7]	Judith Scott, 65, Executive Vice President, General Counsel and Secretary. As the Company’s chief legal officer, Ms. Scott manages the Company’s legal affairs. Ms. Scott joined the Company in March 1998. Her prior experience includes service for the Commonwealth of Virginia, first as Assistant Attorney General, next as Senior Counsel for the Virginia Housing Development Authority and subsequently as Senior Counsel to the Governor of Virginia. She later served as General Counsel for a computer manufacturing company in Norfolk, Virginia. Prior to joining the Company, she was Director of Old Dominion University’s Virginia Peninsula campus. Ms. Scott received her B.S. in business administration from Virginia State University, a post baccalaureate degree in economics from Swarthmore College, and a J.D. from the Catholic University Columbus School of Law.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview of Compensation Program
This compensation discussion and analysis describes the material elements of compensation awarded to, earned by, and paid in 2010 to each of the executives identified in the Summary Compensation Table on page 40. For a complete understanding of our executive compensation program, this Compensation Discussion and Analysis should be read in conjunction with the Summary Compensation Table and other compensation disclosures included elsewhere in this Proxy Statement.
2010 Performance
Since its Initial Public Offering in November 2002, through 2010, a period including the global financial crisis, the Company has enjoyed a compound annual growth rate in net income of 26%. During that same time period, the enterprise value of the Company has increased from just over $200 million to $1.6 billion. The Company stayed solidly profitable throughout the economic downturn, even as many competitors reported losses, a function of conservative accounting policies and accurate underwriting, even in the face of a weak consumer market. This achievement was a result of a number of actions taken by the CEO and the executive management team including (1) prudently but aggressively investing in portfolios of bankrupt and defaulted consumer loans, (2) adding talent to the management team through strategic hiring and (3) improving operating efficiency and productivity through investments in scoring, underwriting technology and predictive dialer capacity. In 2010, the Company emerged from the downturn with record results in a number of key metrics.
Performance highlights include the following achievements in 2010:
•	Increased revenue 33% to $372.7 million.

•	Achieved a 44% growth in cash collections and 37% growth in cash receipts.

•	Achieved net income attributable to the Company, of $73.5 million, or $4.35 per diluted share.

•	Increased collector productivity across all call centers, averaging approximately 33% over the prior year.

•	Stock price increased approximately 68% in 2010, compared to a 17% increase for the NASDAQ and 13% for the S&P 500.

•	Raised $72 million in a public stock offering.

•	Purchased $6.8 billion of debt for a $367.4 million investment.

•	Entered into a new $407.5 million credit facility.

•	Ended the year with shareholders’ equity of $490.5 million.

•	Was recognized by Forbes as one of America’s 100 Best Small Companies (#43).

•	Acquired a majority interest in Claims Compensation Bureau, LLC.

In 2010, 76% of total executive compensation was outcome-based, and contingent on performance. The Compensation Committee believes that the compensation programs and performance incentives in place in 2010, as more fully described below, contributed to the achievement of the Company’s extraordinary financial and operational outcomes. The total compensation paid to the Company’s executives in 2010 reflects the Compensation Committee’s recognition of the executives’ contributions to the Company’s financial performance.
2010 Compensation Highlights
The Company’s executive compensation program consists of three key components aimed at rewarding and retaining the Company’s named executives: base salary, annual bonus compensation and long-term equity-based incentive compensation in the form of nonvested shares and LTI stock awards. Except for base pay, executive compensation is principally “at risk” and varies based on the performance of the Company and on individual, departmental and Company performance. In 2010, at-risk pay represented 76% of total compensation for the executives named herein. Company performance is evaluated from a variety of perspectives, including absolute performance, performance relative to the Company’s peers; return measures including total shareholder return relative to its peers and return on equity, and earnings per share.
•	Cash bonuses paid to the executives named herein for 2010 performance averaged 162% of target, reflecting strong financial and individual performance during 2010. As a percent of target, bonus payouts for 2010 performance were higher than bonus payouts for 2009 performance, which averaged 89% of target.

•	Base pay for named executives rose 4%, on average in 2010.

•	In 2010 the Company modified its Executive Shareholding Policy based on the recommendations and analysis of FW Cook, requiring that executives retain 100% of after-tax net profits on their equity compensation until a pre-determined multiple of salary ownership is met. The revised executive shareholding targets are on page 35 of this Proxy Statement.

•	A 2010 LTI Plan was adopted by the Board in January 2010. The 2010 LTI Plan focuses on four key elements: 1) share price appreciation, 2) performance against peer companies, 3) internal financial objectives, and 4) retention. The 2010 plan includes an additional retention incentive that was not in the 2009 LTI Plan of time vested shares equal to one-third of each executive’s target equity award.
CEO Compensation
As a result of the Company’s strong 2010 performance, the CEO received a cash bonus valued at $1,185,000, a stock bonus valued at $91,884 and a long term equity grant of approximately $1,250,000, based on the fair value of the shares of stock awarded, using the closing price of the Company’s stock as of the grant date. The award will be fully realized only if the Company achieves specific performance metrics over a three year period (2011-2013). The CEO receives no perquisites or pension benefits, other than the benefits discussed on page 39.
In an executive compensation review completed for the Compensation Committee by FW Cook in December 2010, the CEO’s 2010 base pay of $520,000 was determined to be below the 25th percentile of a group of 14 peers with a median revenue of $420 million, net income of $57 million, market capitalization of $878 million, total assets of $894 million and 2,026 employees. This compares to the Company’s $373 million in revenue, net income attributable to the Company of $73.5 million, market capitalization of $1.3 billion, total assets of $996 million and 2,473 employees as of December 31, 2010. The Company’s CEO’s total cash compensation (salary plus cash bonus) for 2010 of $1.7 million exclusive of equity compensation, compares with the total compensation of like positions for this peer group of $1.2 million at the 50th percentile and $2.0 million at the 75th percentile.
In January 2011 it was determined that none of the performance shares issued under the 2008 LTI plan described on page 33 in this Proxy Statement, would vest pursuant to terms of that plan. The CEO had been awarded 13,000 shares under the 2008 LTI plan, all of which were cancelled.

Compensation of Other Named Executives
Kevin Stevenson. Mr. Stevenson is a co-founder of the Company, and has been its Chief Financial Officer since 1996. As the leader of the Company’s financial organization, Mr. Stevenson has been responsible, among other things, for ensuring that the Company has had adequate capital to achieve its growth objectives. Throughout the life of the Company, including the global financial crisis, Mr. Stevenson has been responsible for anticipating the Company’s capital needs and has raised both debt and equity in sufficient amounts to permit the Company to aggressively buy well priced distressed financial assets while many of the Company’s competitors were capital constrained. During 2010, Mr. Stevenson led both a $72 million equity offering and the renewal and expansion of a $407 million revolving credit facility. Mr. Stevenson’s leadership extends to the Information Technology Department and the Facilities Department, both of which report to him. Mr. Stevenson’s financial goals generally mirror those of Mr. Fredrickson. In recognition of Mr. Stevenson’s performance, he was awarded a cash bonus of $800,000, a stock bonus valued at $62,061 and a long term equity grant of approximately $600,000 that will be fully realized only if specific performance metrics are achieved over a three year period (2011-2013).
Michael Petit. Mr. Petit, Senior Vice President and President of Bankruptcy Services, has led his department since its inception in 2003. Mr. Petit built the department, including oversight of the models, underwriting, operations, and seller relationship development, working collaboratively with the other areas of the Company and utilizing the available corporate infrastructure. Mr. Petit has also been responsible for the highly accurate bankruptcy underwriting results the Company has achieved since starting this unit. Mr. Petit’s goals and objectives include maximizing bankruptcy debt purchases within approved levels of return, as well as the short and long term performance of acquired portfolios relative to original underwriting forecasts. Mr. Petit’s performance was judged as exceptionally strong in 2010 as bankruptcy portfolios purchased during 2010 exceeded forecast by 116%, while portfolios bought in 2009 exceeded forecast by 51% during 2010 and by 60% life to date. The 2008 portfolios were 12% under their 2010 forecast in 2010 and finished the year at 4% above forecast life to date. The 2007 bankruptcy portfolios performed 20% lower than forecast in 2010 and are performing 2% below forecast life to date. The 2006 and earlier portfolios were performing 19% under forecast in 2010 and were exceeding their life to date forecast by 11% at the end of 2010. Portfolio performance data is based on cash collections. Portfolio performance data based on internal rate of return may be different, depending on the timing of cash collections. Despite an aggressive cash collection goal of year over year growth of 76%, Mr. Petit’s business unit exceeded its goal, producing cash collections of $187 million for growth of 116%. Mr. Petit also managed operating expenses well, creating operating margins in excess of his budget. For his performance in 2010, Mr. Petit was awarded a bonus of approximately $1.2 million consisting of a cash bonus of $973,500 and a stock bonus valued at 319,516. Mr. Petit also was awarded 3,332 shares of the Company’s stock in February 2010, and an LTI grant of $600,000 that will be fully realized only if specific performance metrics are achieved over a three year period (2011-2013).
Neal Stern. As Senior Vice President — Chief Operating Officer, Owned Portfolios, Mr. Stern leads all call center activities and personnel nationwide. In his first three years after joining the Company in January 2008, and throughout the global financial crisis, Mr. Stern has developed and implemented strategies that have driven operating efficiency up 33% (as measured by dollars recovered per collector hour paid excluding legal and purchased bankruptcy trustee recoveries), from $87.13 to $100.26. Mr. Stern’s innovative methods drove strong results in 2010, with non-bankrupt cash collections growing 22% to $342.8 million. Mr. Stern is also largely responsible for the dramatic build-out of the Company’s internal legal process, which experienced growth of 118% in cash collections in 2010 over 2009. Mr. Stern has driven compound annual growth of 103% in the internal legal channel since 2008. For his performance in 2010, Mr. Stern was awarded a cash bonus of $600,000 and a stock bonus valued at $46,508. Mr. Stern also received a long term equity grant of approximately $400,000 that will be fully realized upon the Company’s achievement of specific performance metrics over a three year period (2011-2013).
Craig Grube. Mr. Grube has led the Core Debt acquisitions group, including underwriting, analysis and marketing from 1998 through 2010. Mr. Grube has been instrumental in building the Company’s strong reputation and relationships with sellers of consumer debt, eventually buying accounts from virtually every large consumer lender in the United States. Mr. Grube has also overseen the evolution of the Company’s increasingly sophisticated underwriting and account analysis process and is largely responsible for the accurate underwriting decisions the Company has made over time.

Mr. Grube’s goals and objectives include maximizing core debt purchases within specified levels of return as well as the short and long term performance of acquired portfolios relative to original underwriting forecasts.
Mr. Grube’s performance was judged as very strong in 2010 as core portfolios purchased during 2010 exceeded forecast by 29%, while portfolios purchased in 2009 exceeded forecast by 41% during 2010 and by 42% life to date. The 2008 portfolios performed 17% under their 2010 forecast in 2010, and finished the year 11% under forecast life to date. The 2007 portfolios performed 7% under their forecast in 2010 and are 7% under forecast life to date. The 2006 and earlier portfolios performed 25% over forecast for 2010 and were exceeding life to date forecast by 41% at the end of 2010. Portfolio performance data is based on cash collections. Portfolio performance data based on internal rate of return may be different, depending on the timing of cash collections.
For his performance in 2010, Mr. Grube was awarded a cash bonus of $505,000 and a stock bonus valued at $39,185.
Kent McCammon. In 2010 Mr. McCammon was promoted to the position of President, Revenue Enhancement Services and Business Development and Strategy. In his new role, Mr. McCammon became responsible for all fee for service businesses, in addition to his former business development responsibilities. However, the promotion occurred late in the year and so his performance was not judged under the expanded role. Since joining the company in 2007, Mr. McCammon has built the Company’s Business Development Department, leading the Company to a number of strategically and financially successful business acquisitions. During 2010, under Mr. McCammon’s initiative, the Company acquired a controlling interest in Claims Compensation Bureau, a processor of securities class action and anti-trust legal claims. During 2010 that acquisition performed in line with forecasts. Following his promotion, Mr. McCammon also moved quickly to drive positive change in the fee subsidiaries, making a number of effective management and restructuring changes. Mr. McCammon also successfully built additional expertise in the Business Development Department.
Prior to his promotion, in addition to the specific performance of acquired companies, Mr. McCammon’s financial goals tend to mirror those of Mr. Fredrickson and the corporation as a whole. In light of Mr. McCammon’s 2010 performance, he was awarded a cash bonus of $500,000 and a stock bonus valued at $38,807. Mr. McCammon also received an LTI grant of approximately $400,000 that will be fully realized only if the Company achieves specific performance metrics over a three year period (2011-2013).
Judith Scott. Ms. Scott has been General Counsel of the Company since 1998. Ms. Scott has been responsible for building the Company’s highly efficient and effective Office of General Counsel, which handles all corporate transactional and employment matters, compliance issues, attorney general and regulatory communications, government relations, SEC filings, insurance, and other corporate legal matters. Under Ms. Scott’s leadership, the Company has become a compliance leader in the debt purchase industry. Since Ms. Scott does not have an operating unit that produces revenue, her financial goals tend to mirror those of Mr. Fredrickson and the corporation as a whole. In light of Ms. Scott’s 2010 performance, she was awarded a cash bonus of $300,000 and a stock bonus valued at 23,254. Ms. Scott also received an LTI grant of approximately $250,000 that will be fully realized only if the Company achieves specific performance metrics over a three year period (2011-2013).
Except for the benefits listed on page 39, the Company’s executives receive no other perquisites or pension benefits.
Compensation Framework
The Company’s total executive compensation package is based on a motivational pay for performance standard, consisting of a combination of base pay and incentives that are competitive in the relevant marketplace and are reflective of the individual’s performance and the Company’s financial performance. The goal of the Company’s executive compensation program is to provide a total compensation package for the Company’s executives that is fair, reasonable, and competitive. The executive compensation package consists of base salary, annual cash incentive compensation in the form of bonuses, long-term equity-based incentive compensation and benefits.

Given the absence of supplemental perquisites, benefits and plans, cash incentives and equity compensation programs are critical to maintaining the competitiveness of the Company’s compensation arrangements. Executive compensation should be linked, directly and materially, to the Company’s overall performance and each executive’s individual performance, and should reward past performance and motivate future performance.
Through its practice of granting equity awards, the compensation program promotes and rewards an executive’s tenure and longevity with the Company, as well as the executive’s role in the Company’s overall financial performance. The Company’s historical philosophy has been to establish a base salary structure that is relatively low, when compared to its peer group, and to provide additional compensation through bonus and equity performance incentives, that taken together produce competitive total compensation.
Compensation Elements
The total executive compensation package consists of base pay, annual bonus and equity incentive compensation. In 2010, at-risk pay averaged 76% of total compensation for the executives named herein.

Principal Objectives	Features
Base Pay
•To attract executive talent in the markets in which the Company competes
•Recognizes and rewards the experience and skills that employees bring to the Company
•Provides motivation for career development and enhancement
•Ensures that all employees receive a basic level of compensation
• Initially established based on employees’ prior experience and anticipated contribution, the scope of their responsibilities and the applicable market compensation paid by other companies for similar positions
•Fixed annual cash payments, benchmarked against market data and reviewed annually after employment
•Not dependent upon the Company’s achievement of its performance goals

Bonus
•Provides pay differentiation based on performance
•Rewards superior performance
•Provides incentives to executives to meet or exceed profitability targets
•Rewards those most accountable for long-term financial performance
•Financial and non-financial goals are set by the Board
•Minimum financial achievement bonus targets and individual
achievement bonus targets are stated in employment agreements*
•Bonuses are typically paid in cash in the first quarter for the prior year’s performance. Bonuses paid for 2010 performance was paid in both cash and fully vested shares of the Company’s common stock.

Long-term Equity Incentives
•Attracts and retains talented employees
•Aligns executives’ interests with those of the Company’s shareholders
•Promotes long-term accountability
•Motivates outstanding performance
•Rewards employment longevity
•Provides significant equity to those most accountable for long-term financial performance
•Consists of nonvested time-based shares of the Company’s stock, and performance-based shares
•Performance-based shares vest only upon the Company’s achievement of specified targets
•Time-based nonvested shares generally vest 20% per year over a five year period
•Grants reflect consideration of each executive’s performance and expected contributions to overall financial results
1. Base Pay
Base Pay provides a baseline level of executive compensation, which is in most instances, set on an individual basis at the time the employee enters into an employment agreement with the Company, or upon promotion or other change in job responsibilities. The objectives of base pay are to provide salaries at levels that allow the Company to attract and retain highly qualified executives, and to recognize and reward individual performance and experience. Historically, base pay has been low as compared to the Company’s peer group, and has been augmented through bonus and equity performance incentives. When determining base salaries the Company considers, among other factors, peer group market data, as well as the Company’s interest in retaining the executive, the executive’s previous experience, scope of responsibility and future potential. Pursuant to their employment agreements, executives who continue employment with the Company receive a minimum annual base pay increase of 4% over their previous years’ base pay.
2. Annual Cash Bonus
Three-year employment agreements with executives named herein, entered into on January 1, 2009, provide for an annual bifurcated cash bonus based on individual and financial performance. The amount of the individual portion of the annual cash bonus is determined based upon the executive’s performance during the prior operating year, compared to goals for that year as approved by the Board. The individual portion of the cash bonus is paid if the executive’s personal performance is in conformance with Company policy and with the executive’s past levels of performance, and if the executive has met the performance expectations of the Compensation Committee. The financial achievement bonus will be paid if, and to the extent that the results of operations achieve the goals set for the year. If (i) the results of operations for the year exceed the net profitability goals and (ii) the executive’s performance is determined to have exceeded expectations, the amount of the Annual Cash Bonus may be increased in recognition of the degree to which results exceeded such goals, and the degree to which the executive contributed to the Company’s superior performance results as determined by the Compensation Committee.
On the recommendation of the Compensation Committee, in March 2010, the Company’s Board of Directors adopted the Company’s Annual Bonus Plan, which was approved by the Company’s shareholders at the 2010 annual meeting. The Annual Bonus Plan provides the performance metrics which are used in the determination of the Annual Cash Bonus awards to executive officers. The Compensation Committee may exercise negative discretion to adjust the bonus that may otherwise be payable under these performance metrics. The factors considered in applying negative discretion for 2010 included net income and revenue growth, earnings per share, appreciation in share price, strategic acquisitions, financing and other capital raising transactions. The Compensation Committee sets bonus targets so that the executive’s total cash compensation (base salary plus Annual Cash Bonus) will be within a competitive range (generally at the 50th to 75th percentile of comparable executives) if individual and financial performance targets are met. Bonus targets are expressed as a percentage of the executive’s total compensation. The annual cash bonus is paid to the Company’s executives in the first quarter of each year, based on the prior year’s performance. Bonuses are calculated using a target bonus framework under which each executive has a bonus opportunity expressed as a percentage of base salary, based on annual bifurcated cash bonus targets for individual and financial performance. The Compensation Committee has long been of the opinion that a strict formulaic approach to bonus determination could potentially encourage greater risk taking and skew the focus of executives toward shorter-term financial performance at the expense of prudently building the business and the organization for the long term, and that a more flexible approach helps to ensure that executives are not provided incentives to take inappropriate risks in order to meet short-term financial objectives. Additionally, the Compensation Committee believes that a strict formulaic approach might provide a disincentive for executives to change course or reallocate resources where necessary to respond to unforeseen opportunities, because they may be reluctant to either pursue or to stop pursuing any initiatives if the financial portion of their performance would be impacted.
Establishment of Bonus Pool
Each year, the Compensation Committee establishes a cash bonus pool, the initial size of which is established based upon budgeted net income. The Compensation Committee may adjust the bonus pool and the individual bonus amounts awarded, based on corporate and individual performance, both financial and non-financial. When corporate performance is strong, the Compensation Committee generally approves higher bonuses in the aggregate than it does when corporate performance is weaker. The Compensation Committee also takes into consideration mitigating factors affecting financial performance, and does not apply a strictly formulaic approach in determining either the individual or financial performance portions of the bonus award. In 2010, the initial size of the cash bonus pool for all executives was set at 6.95% of the Company’s budgeted pre-tax net income before bonus expense. In recognition of the Company’s exemplary financial performance in 2010 the Compensation Committee voted to increase the bonus pool to include an additional amount to be paid in the form of immediately vested restricted stock.
The annual cash bonus plan is split between individual and financial components.
Individual Performance Factors.
•	The individual portion of the annual cash bonus is paid if the executive’s performance is in conformance with Company policy, the individual’s past levels of performance and the performance expectations of the Compensation Committee.

•	Following are individual objectives for each executive communicated at the beginning of the fiscal year.

Name	Individual Performance Objectives
Steve Fredrickson	Objectives relating to financial results, overall leadership, success in implementing specific organizational changes, effectiveness in investor communications and other individual objectives.

Kevin Stevenson	Objectives relating to capital adequacy, investment and management, budgeting, balance sheet management, financial reporting and accounting, effectiveness in investor communications and other individual objectives.

Michael Petit	Objectives relating to departmental financial results, investments in bankrupt accounts, the executive’s planning and execution, departmental leadership and other individual objectives.

Neal Stern	Objectives relating to leadership, the financial performance of purchased portfolios, administration, planning and execution of portfolio strategies and other individual objectives.

Craig Grube	Objectives relating to the executive’s leadership, investments in consumer accounts, core debt buying, the impact of purchased accounts on financial results, results vs. budget and other individual objectives.

Kent McCammon	Objectives related to effectiveness of strategic investments, subsidiary performance and profitability, results vs. budget and other individual objectives.

Judith Scott	Objectives relating to executive leadership, management of the Company’s legal affairs, departmental organization, risk management, budgetary control and other individual objectives.
•	The actual individual bonus plan payout is based on a subjective assessment of performance against such goals with no weighting assigned to any of the specific objectives

•	The CEO provides individual bonus payout recommendations to the Compensation Committee for its consideration and the Compensation Committee independently determines the CEO’s bonus payout.
Financial Performance Factors
The Compensation Committee evaluates the Company’s performance against specific financial and strategic performance targets set at the beginning of the year. In 2010 the CEO and the Board set the financial targets shown on the table below. The 2010 financial targets were aggressively set, with growth in revenue of 22%, net income of 31%, and EPS of 32%. The Company’s actual financial results were substantially above the aggressive 2010 targets, as indicated in the table below.

Goal	2010 Target	2010 Actual	2009 Actual
Revenue	$343.7 million	$372.7 million	$281.1 million
Net Income	$58.2 million	$73.5 million	$44.3 million
Operating Expenses to Cash Receipts Ratio	43.7%	41.0%	46.3%
Cash Collections	$463.8 million	$529.3 million	$368.0 million
Earnings Per Share	$3.78	$4.35	$2.87
The primary financial performance objective in 2010 was the achievement of budgeted corporate net income of $58.2 million. The Company achieved total net income attributable to the Company of $73.5 million, which was 26% in excess of the Company’s budgeted financial target and 66% higher than the Company’s 2009 net income. The Company’s executives were paid financial achievement bonuses ranging from 123% to 289% of targeted bonus, based on the Compensation Committee’s assessment of their impact on the net income of the Company in 2010, a subjective determination of each executive’s contribution to risk and loss mitigation, and other related factors. The financial portion of the annual cash bonus is determined based upon the extent to which the executive or the executive’s department contributes to the Company’s overall financial performance. If the Company fails to achieve stated goals or the executive’s performance is determined not to have met expectations, then the amount, if any, of the bonus will be determined by the Compensation Committee, giving reasonable consideration to any intervening or extraordinary events or circumstances that might have given rise to such shortfall.
Although total net income was a factor in determining the financial performance component of executives’ bonuses, the Committee also considered other factors. In addition to overall Company net income, the Compensation Committee reviewed departmental financial performance results, as applicable, taking into consideration the role that each department was expected to play in contributing to overall Company performance in 2010. The Compensation Committee employed both objective and subjective factors in determining executive bonuses, in order to consider and weigh all issues that it may deem relevant to an executive’s contribution to the Company’s overall performance. These may differ from period to period, and from person to person. The Company does not publicly disclose the specific business plans or goals of its departments because that information is considered confidential business information and is not material in this context due to the subjective nature of the overall bonus determination. Due to the subjective factors which constitute a significant portion of the actual bonuses awarded, the disclosure of specific departmental performance goals would not enable the investing public to calculate with certainty any of the Company’s executives’ bonuses by applying a specific formula. Further, departmental performance goals are not disclosed because they are based on business plans that, if publicly disclosed, would provide competitors and other third parties with insights into the Company’s planning process and strategies, and because the disclosure of this information would significantly impair the Company’s ability to compete effectively in the marketplace.
Although the Committee did not apply any specific numerical formula in determining the bonuses awarded, the bonuses recognized each executive, as appropriate, based on the financial performance of the business units for which they were responsible, taking into consideration the economic conditions in which they were operating.
2010 Bonus Targets and Bonuses Earned
The bonus targets for the executives named herein, and the bonuses earned by them in 2010 (including additional bonuses paid in immediately vested restricted stock) are included in the chart below.

	Bonus Targets as % of		2010 Target Bonus
	of Base Pay		Earned as % of Target		Bonuses Awarded
Name	Individual	Financial	Individual	Financial	Cash Bonus	Stock Bonus	Total
Steve Fredrickson	50%	110%	100%	170%	$1,185,000	$91,884	$1,276,884
Kevin Stevenson	50%	117%	137%	170%	$800,000	$62,061	$862,061
Michael Petit	64%	113%	150%	235%	$973,500	$319,516	$1,293,016
Neal Stern	100%	100%	125%	150%	$600,000	$46,508	$646,508
Craig Grube	48%	93%	100%	150%	$505,000	$39,185	$544,185
Kent McCammon	57%	127%	120%	146%	$500,000	$38,807	$538,807
Judith Scott	37%	57%	106%	125%	$300,000	$23,254	$323,254
3. Long Term Equity Incentives
Equity incentive grants are designed to provide equity compensation that is primarily linked to longer-term corporate performance. In assessing executive performance, the Compensation Committee considered performance against these and other objectives and noted that the Company’s executive officers performed well against their business objectives, and made strategic investments in 2010 to position the Company for the long-term. The Company utilizes a combination of nonvested share awards and LTI incentive awards based on multi-year cumulative corporate performance goals to focus executives on sustained performance over a multi-year period. If the performance targets specified for achievement of the LTI Shares are not met or exceeded, the awarded shares do not vest. The performance targets, by design, promote the achievement of strong and sustained financial performance, and require such achievement for a payout. The Company believes that equity awards serve to motivate outstanding performance, provide executives with the potential to earn additional shares of the Company’s stock, provide specific financial goals that are tied to shareholder value and encourage and reward employment tenure. Participation in LTI programs is limited to key employees who are in a position to have a significant impact on the achievement of the Company’s financial goals and those who provide the long-term strategic leadership necessary to accomplish financial goals. Consistent with the company’s compensation objectives, individuals at higher executive levels and those with greater influence over the Company’s financial performance generally receive a significant proportion of their total compensation in the form of equity. The Compensation Committee may approve the award of equity grants to new hires at the time of their hire in order to align them as quickly as possible to shareholder interests, if circumstances warrant. The LTI programs contain performance targets designed to provide executives with the potential to earn additional shares of the Company’s stock and provide them with specific financial goals. In order to receive an equity award, the executive must be a full-time employee as of the award date. Any shares so earned (“LTI Shares”) will be awarded in fully paid shares of the Common Stock of the Company.
Linking Executive Compensation to Shareholder Returns. The Company’s LTI awards of nonvested shares of the Company’s common stock are designed to motivate the Company’s executives to remain employed by the Company, and to properly focus on long-term shareholder value. The LTI performance targets are designed to provide executives with the potential to earn additional shares of the Company’s stock and provide them with specific financial goals that are tied to shareholder value. The number of shares that may be earned is based on a variety of financial performance measures, which have included earnings per share (“EPS”), return on shareholders’ equity (“ROE”), return on invested capital (“ROIC”), and total shareholder return (“TSR”) relative to the Compensation Peer Group data. The Compensation Committee chose these metrics as the objective performance measures for the Company’s LTI awards in order to provide a direct link between the Company’s performance and shareholder value. These metrics also provide easily understood numbers that allow for definitive determination of the achievement of performance metrics.
(a)	2008 LTI Program. Key executives of the Company were granted LTI Shares during 2008 pursuant to the 2008 LTI Program, the vesting of which is dependent upon the Company’s achievement of both a targeted percentage Return on Invested Capital (“Target ROIC”) and a cumulative three year ROE and EPS target for performance periods ending December 31, 2010 (“Target EPS”). Any shares earned would be awarded in the first quarter of 2011. The 2008 LTI Program provides that 100% of the LTI Shares will be awarded if the Company achieves both the Target ROIC and Target EPS, and that no LTI Shares will vest or be awarded if the Company’s ROIC is less than 13.5% during the performance period. If the Target ROIC is met, the number of shares awarded could range from 0% to 200% of the targeted LTI Shares, depending on the actual EPS performance. The minimum Target EPS for the 2008 LTI Program is $11.34, for the performance period ending December 31, 2010. Based on the Company’s financial results for the performance period, the 2008 LTI Program did not result in an award of LTI Shares.

(b)	2009 LTI Program. The 2009 LTI program’s performance criteria (“Performance Criteria”) are (1) the extent to which the Company achieves its EPS, as stated in the Company’s annual reports filed with the SEC, with respect to fiscal year 2009 (the “EPS Performance Period”); (2) the extent to which the Company achieves its target ROE over a three year performance period beginning on January 1, 2009 and ending on December 31, 2011 (the “ROE/TSR Performance Period”) and (3) TSR relative to the Compensation Peer Group during the ROE/TSR Performance Period. The extent to which any 2009 LTI Program Shares may be awarded is based upon the extent to which either or all of the Performance Criteria are met. A number of Performance Shares, ranging from zero to 200% of the target shares, may be awarded based upon the Company’s achievement of the Performance Criteria. Pursuant to the 2009 LTI Program, one-third of the shares earned for the EPS goal during the EPS Performance Period would have been awarded, if earned. The ability of the 2009 LTI grantees to earn one third of the 2009 LTI Shares was determined on December 31, 2009, based upon the EPS performance targets stated below. The Company’s EPS performance finished at $2.87, which was below the minimum threshold of $3.20 required to earn the first one-third of the shares granted under the 2009 LTI plan; therefore, no EPS target shares were eligible for award. However, if the ROE and TSR performance metrics for the remainder of the 2009 LTI performance period are met, the remaining two-thirds of the shares granted may be awarded. All of the ROE and Relative TSR Performance Shares earned, if any, will be awarded on or before March 31, 2012. In every case, the three Performance Criteria are computed after taking into consideration the costs of the LTI Program.

(c)	2010 LTI Program. The 2010 LTI program focuses on four key performance elements: 1) share price appreciation, 2) internal financial objectives, 3) performance against peer companies, and 4) retention. The retention element provides time vested share awards equal to one-third of each executive’s target equity award. The performance targets may be achieved over a one to three year time period and vest over a two to three year time period. All awards are paid in shares of fully paid stock. Shares may be earned by achievement of EPS targets in 2010, and ROE and TSR performance relative to a peer group, over a 2010-2012 performance period (the “ROE/TSR Performance Period”). One third of each executive’s target performance based LTI award may be earned in each category.

(i)	2010 EPS. One third of the 2010 LTI performance shares to be awarded was determined at the end of 2010 based on the achievement of the 2010 EPS targets. Based upon the Company’s performance during 2010, it was determined that the 2010 EPS target shares were earned. The shares earned will vest over the next two years, with 1/2 of the shares being paid on 12/31/2011 and the remainder on 12/31/2012. The amount of shares that were earned was determined based on the following tables, and those earned in between thresholds was determined using linear extrapolation.

EPS Value	Target Shares Earned (%)
Less than $3.20	Zero
$3.47	50
$3.78	100
$4.12	150
$4.49	200
(ii)	2010-2012 ROE. One third of the 2010 LTI Performance Shares will be determined as of December 31, 2012, based upon the Company’s achievement of a three year annualized ROE goal which will be calculated quarterly over the ROE/TSR Performance Period. To the extent that actual ROE falls between any of the threshold amounts indicated in the table below, the number of Performance Shares awarded will be determined by the Compensation Committee based on an interpolation between the ROE ranges in the table below.

Value	Target Shares Earned (%)
Less than 15.0%	Zero
15.0%	50
16.5%	100
19.5%	150
21.0% or more	200
(iii)	2010-2012 Relative TSR. One third of the 2010 LTI Performance Shares will be determined as of December 31, 2012 based upon a three year calculation of the Company’s achievement of relative shareholder value over the ROE/TSR Performance Period, which will be calculated by comparing one-third of the TSR of companies in the NASDAQ stock market and two thirds of the TSR of the Compensation Peer Group. To the extent that the relative TSR falls between any of the threshold amounts indicated in the table below, the number of Performance Shares awarded will be determined by the Compensation Committee based on an interpolation between the TSR ranges in the table below.

Value	Target Shares Earned (%)
Below 35th percentile	Zero
35th percentile	50
50th percentile	100
90th percentile or more	200
The award of any shares earned under the 2010 LTI program will be contingent upon the executive being employed as of December 31, 2012, with the exception of the EPS target shares. Executives entitled to receive EPS target shares must be employed on December 31, 2011, when 50% of those stock awards will be paid.
The Company has never back-dated or re-negotiated any equity awards. The Company has no specified policy concerning the timing of equity awards; however, the Company does not grant equity compensation awards in anticipation of the release of material nonpublic information. Similarly, the Company does not time the release of material nonpublic information based on equity award grant dates. The Company did not grant any stock option awards in 2010.

Establishing Executive Stockholding Targets. In order to further align executives’ interests with those of the Company’s shareholders and assure that management focuses on the appropriate long-term initiatives designed to increase shareholder value, the Compensation Committee has established stock ownership guidelines for its key executives. Ownership by executive officers of equity in the Company serves to align their interests with those of the Company’s shareholders and demonstrates to the investing public and all of the Company’s other employees, senior management’s commitment to the Company. The Company’s targeted executive stockholdings policy establishes for each executive officer, as well as other executives and managers in key leadership roles, individual equity ownership goals.
In the first quarter of each year, the Compensation Committee is provided the results of a report which shows the extent to which the executive has met the applicable ownership guidelines. This report also includes the executive’s base pay, total compensation, anticipated bonus, targeted stockholdings, actual stockholdings, increase or decrease in actual stockholdings during the year, and the amount of both awarded and vested options and nonvested shares. Each executive’s employment agreement provides that in the event that the targeted equity goals are not achieved within the required time frame, the annual bonus may be paid in nonvested stock, rather than in cash, until ownership targets are met. In accordance with the executives’ employment agreements, the Compensation Committee may determine whether, based on the executives’ success in achieving their shareholding targets, the executive’s annual bonus is paid in stock, rather than in cash.
In 2010 the Company’s executive shareholding policy was amended, with the assistance of FW Cook, to reflect best practices in the industry. The specific share requirements for each executive are based on a multiple of annual base pay, and only include shares that are beneficially owned, directly or indirectly by the executive, but do not include any shares that have been granted to the executive that have not yet vested. In accordance with the revised policy, executives must retain 100% of after-tax net profits on equity compensation until a pre-determined multiple of salary ownership guidelines is met. Ownership targets are set as a multiple of salary, as indicated on the chart below. In order to permit consistent long term planning by an executive, once established, these targets are not reset, except upon the approval of the Compensation Committee, in the event of a significant promotion of an executive, exceptional equity grants, or other considerations. The matrix below details the equity ownership targets established for the executives listed in the Summary Compensation Table.
Targeted Levels of Executive Shareholdings

Name	Salary	Multiple	Share Targets(1)(2)
Steve Fredrickson	$520,000	5	39,394
Kevin Stevenson	$312,000	3	14,182
Michael Petit	$244,400	3	11,109
Neal Stern	$228,800	3	10,400
Craig Grube	$280,800	3	12,764
Kent McCammon	$228,800	3	10,400
Judith Scott	$254,800	3	11,582

(1)	Based on a stock price of $66 per share. In the first quarter of each year the average closing stock price for the prior three months will be computed. If the stock value falls below $33.00 or over $99.00 (50% movement up or down) the share requirement for each executive will be re-computed using the new three month average.

(2)	The actual number of shares beneficially owned by the named executives on the Record Date is set forth in the table entitled, “Security Ownership of Management and Directors” on page 5.
Compensation Benchmarking. Executive Compensation should assist the Company in attracting and retaining high quality talent, and should be reasonable in comparison to like positions in like companies.
In order to appropriately incentivize and retain the management team, compensation packages for the Company’s executives should be responsive to the current environment and attractive and competitive in comparison to peer companies. Consequently, the Compensation Committee strives to provide executive compensation packages that include a combination of base pay and incentives that are appropriate in the relevant marketplace.
In accordance with its charter, the Compensation Committee retained FW Cook as its independent compensation consulting firm, to assist it in the performance of its duties, including the evaluation of executive compensation levels and programs. FW Cook has served as the Compensation Committee’s independent compensation consultant since 2007, and has provided assistance to the Committee with respect to the Company’s executive compensation programs, executive pay levels and the design of the Company’s incentive compensation plans. FW Cook’s assessments have included the following:
•	a review and analysis of the components of compensation (including a comparison of each element of executive compensation to external market rates), in order to determine the competitiveness of the Company’s executive compensation relative to that of its peer group (the “Compensation Peer Group”),

•	recommendations for changes in the Company’s compensation structure, to assist the Company in attracting, motivating and retaining key senior level executives,

•	advice concerning the design and implementation of the Company’s Long-Term Incentive Compensation Programs (“LTI Programs”), its Annual Bonus Plan and Stock Plan,

•	a review of the executive compensation disclosures in the Company’s proxy statement, and

•	a review of the Company’s director compensation program.
While the Compensation Committee does not believe that it is appropriate to establish compensation levels based solely on benchmarking, the Compensation Committee believes that information regarding pay practices at other companies is nevertheless useful as it recognizes that compensation practices must be competitive in the marketplace. Accordingly, the Compensation Committee engaged FW Cook to assist with the selection of the Compensation Peer Group, to review, analyze and make recommendations with respect to the Compensation Peer Group’s compensation data and the Company’s policies and procedures with respect to executive compensation. The Compensation Committee used peer data to determine whether the Company’s compensation levels are competitive, and to make any necessary adjustments to reflect executive performance and Company performance. The Compensation Peer Group consists of business services companies with a primary focus on financial services, whose inclusion was based on certain metrics, principally revenue, net income, market capitalization and complexity, comparable to those of the Company. The Compensation Committee reviews the compensation data for each executive in the Company’s senior management team in comparison with the compensation of executives in similar positions with similar responsibility levels in the Compensation Peer Group by pay type (including base salary, annual incentive and long-term incentives). The Company uses benchmarks of its executive compensation against the Compensation Peer Group to enhance its ability to remain competitive in attracting and retaining executives. In its review of the compensation of its executives the Committee primarily reviews the compensation practices of the following Compensation Peer Group:
Compensation Peer Group*

Asset Acceptance Capital Corp	Equifax
Cash America International	EZCORP
Credit Acceptance	Fair Isaac
Dealer Track Holdings	First Cash Financial Services
Dollar Financial	Ocwen Financial
Encore Capital Group, Inc.	World Acceptance Corp.
EPIQ Systems	Wright Express Corp

*	The Compensation Peer Group differs from the peer group in the stock performance graph which is included in the Company’s 2010 Annual Report, as it includes additional peer companies for the purpose of compensation comparisons.
FW Cook’s 2010 compensation analysis included a review of the Company’s top executives’ total compensation as compared to the same or similar positions in the market from which the Company would be likely to recruit job candidates. The peer group analysis revealed that, in aggregate, the Company’s executives’ base pay was lower than the median of pay for comparable positions in the Compensation Peer Group, and was approximately 70% of the median of pay for comparable positions in the Compensation Peer Group. Total target cash compensation for the Company’s executives, which includes base salary plus cash bonus, was approximately 15% above that of the median of the Compensation Peer Group. In order to attract and maintain the highest level of talent, FW Cook recommended that the Compensation Committee consider appropriate compensation actions, taking into account a variety of factors. Accordingly, the Company’s executives’ total cash compensation was increased, in some cases, to an amount that was closer to the median level of the Compensation Peer Group, by adjusting the allocation of the salary and bonus components.

Roles of the Compensation Committee and Management
The Compensation Committee administers the compensation program for the Company’s key executives, applying the principles stated above. The Committee is supported in this role by FW Cook, its compensation consultant, the CEO and the Human Resources Department of the Company. The Committee considers executive pay survey data provided by its compensation consultant (including peer group comparables) and considers the recommendations of the CEO with respect to the compensation of each executive officer other than himself. The CEO’s recommendations to the Compensation Committee detail, with respect to each executive, a proposed total compensation package for the year, including any recommended adjustments in base salary, annual cash bonus as a percentage of targets, and proposed equity awards, if any. The CEO also provides recommendations for annual incentives and business goals, as well as executives’ financial targets and individual performance targets. The Committee uses this information in making its decisions and conducting its annual reviews of the Company’s executives’ compensation.
In connection with its work for the Compensation Committee, FW Cook attended a number of the 2010 Compensation Committee meetings and participated in related meetings with management. FW Cook contrasted the Company’s executive compensation to that of the Compensation Peer Group, and to compensation data from industry surveys, and provided a detailed report of its findings to the Compensation Committee. Using the data and analysis presented in the FW Cook report, the Compensation Committee set guidelines for total compensation and the mix of compensation elements for the Company’s executives. Base salaries were generally targeted at below the 50th percentile of like positions in the Company’s Compensation Peer Group, with adjustments made based on factors including the executive’s likely future contributions, market competition, individual productivity and retention goals. The CEO provides input to the Compensation Committee with respect to these factors, along with his views on the responsibilities and relative contribution of each executive, other than himself, their likely future contribution and the extent to which the Company would have to be more or less competitive with its compensation to retain and motivate the executive. The CEO also provides to the Committee his assessment of each executive’s performance during the prior year, the extent to which individual and departmental goals established for the executive were met, and the CEO’s recommendations with respect to each executive’s proposed total compensation package for the year, including any recommended adjustments in base salary, annual cash bonus as a percentage of target and equity awards, if any. Although the Committee considers the CEO’s recommendations, the Compensation Committee independently evaluates the recommendations and makes all final compensation decisions in executive session, within the parameters of its compensation philosophy.
The Compensation Committee considered the recommendations of FW Cook in the process of allocating the mix of total compensation among each element of compensation, to provide the right balance of short-term and long-term compensation. The compensation of executives who have the greatest ability to influence the Company’s financial performance is predominately performance-based and at risk, which is consistent with the Company’s overall compensation philosophy. Base salaries are typically set below the 50th percentile of the Compensation Peer Group, with the opportunity to earn total cash compensation (base salary, plus cash bonus) at the 50th to 75th percentile of the Compensation Peer Group, with the addition of fully earned target bonus compensation. However, the total target direct executive compensation approximates the median of the Compensation Peer Group with the addition of fully earned bonus compensation and performance based equity incentives. Actual cash compensation may be above or below this range based on actual performance. In making its year-end compensation decisions, the Committee noted that the Company performed comparatively well in difficult economic conditions, and on a relative basis in comparison to the industry as a whole, while exceeding its 2010 financial performance targets.
Allocation among Elements of Compensation
The Compensation Committee uses its judgment in making compensation decisions, using the framework described above, with the goal of structuring its executive compensation mix to be market competitive for each compensation element, in order to effectively respond to the evolving business environment and to attract, develop and retain exceptional talent. The CEO recommends to the Committee the mix of salary, annual incentive and long-term incentive awards that the Company’s key executives should receive as total direct compensation based on job responsibilities and performance and talent assessments, while being informed by available market data. As a result, the weighting of each component can vary each year. The Company’s stock awards and cash bonus awards allocate total incentive compensation between the short-

term and long-term awards. A key element in mitigating risk in the compensation package is ensuring that a significant portion of incentive compensation is based on the long-term performance of the Company. This mix serves to reduce the risk that employees will focus on short- term achievements to the detriment of the long-term sustainability of the Company, and both elements work together for the benefit of the Company and its shareholders. The total compensation paid to the executive officers of the Company in 2010 is shown in the Summary Compensation Table on page 40.
The following charts show the weighting of each element of total compensation for the CEO and collectively for the other executive officers. These charts depict our pay for performance philosophy, as predominately performance-based and at risk compensation comprises the majority of total compensation. Total actual compensation, including cash and stock bonuses paid to the executives named in the Summary Compensation Table was allocated in 2010 as follows:
2010 Total Compensation Mix

	Base Pay	1/14/2010 Cash Bonus
Name	(%)	(%)	Equity Awards (%) *	Total at Risk (%)
Steve Fredrickson	21%	51%	28%	79%
Kevin Stevenson	21%	58%	21%	79%
Michael Petit	13%	65%	22%	87%
Neal Stern	19%	55%	26%	81%
Craig Grube	29%	56%	13%	69%
Kent McCammon	21%	50%	28%	78%
Judith Scott	39%	49%	11%	60%

*	Equity awards include the 2010 bonus paid in shares of the Company’s stock. Equity awards are valued based on the grant-date fair value, using the closing price of the Company’s stock on the date of grant. The actual amount of compensation that will be realized by the named executives at the time an award vests will depend upon the market price of the Company’s common stock on the vesting date.
Benefits and Perquisites
The Company’s compensation programs are designed to fairly compensate its executive officers. As part of that program, the Company offers a uniform set of benefits and perquisites, all of which apply to all employees equally. Accordingly, it is the philosophy of the Company that each executive, including the Company’s CEO and CFO, should determine, within the limits of his or her own compensation, whether or not to personally purchase luxury goods and services, including those which are sometimes provided as executive perquisites by other companies, but not offered by the Company. This is consistent with the Company’s general operating principles.
Other than the standard employee benefits, such as health, dental, life, hospitalization, surgical, major medical and disability insurance, participation in the Company’s 401(k) plan, paid time off, and other similar Company-wide benefits which may be in effect from time to time for all other employees, the Company does not provide additional perquisites, personal direct or indirect benefits, or use any separate set of standards in determining the benefits for its executives. However, the Company’s executive officers are required by policy to submit to comprehensive physical examinations at the Company’s expense at stated intervals, at a cost of up to approximately $5,000 each. The Company believes that its base pay and total compensation package are reasonable in the industry, and the Company has demonstrated that it is able to hire and retain talented executives without offering additional perquisites.
Pension Plans, Retirement Benefits and Nonqualified Deferred Compensation. The Company does not offer any pension or retirement plans to any of its employees, including its executive officers. The Company does not offer its employees a non-qualified defined contribution plan; however, the Company sponsors a 401(k) plan for its employees who are at least twenty-one years of age or over. This plan is a long-term savings vehicle that enables employees to make pre-tax contributions via payroll deductions, and receive tax-deferred earnings on the contributions made. Employees are eligible to make voluntary contributions to the plan of up to 100% of their compensation, subject to Internal Revenue Code limitations, after completing six months of service. The Company makes matching cash contributions of up to 4% to each participating employee’s salary. Employees are able to direct their own investments, among a wide array of choices, in the Company’s 401(k) plan.
The Company has never made a loan to any of its executive officers.
Severance Arrangements
The Company has entered into employment agreements with each of its executive officers. These employment agreements describe how the employment relationship may be extended or terminated, what benefits are to be paid in the event of termination of employment, and outline the executive’s post-employment obligations. These obligations also restrict the use of confidential and/or proprietary information both during and after employment. The employment agreements include severance provisions which provide compensation to the executive officers in the event of certain employment terminations. The potential severance benefit is affected by the level of the executive’s base salary and annual incentive opportunity. The purpose of the benefits is to focus executive officers on taking actions that are in the best interests of the shareholders without regard to whether such action may ultimately have an impact on their job security. The severance arrangements also are a component of a total compensation package offered to executive officers that enable the Company to be more competitive with the compensation arrangements of other market participants. A more comprehensive description of the Company’s severance provisions is provided on page 43.
Tax Deductibility of Executive Compensation
To the extent compensation paid to each covered employee (i.e. the Company’s CEO and the next three highest paid officers subject to SEC disclosure, other than the CFO) exceeds $1 million for any fiscal year, it will not be deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), unless such compensation is “performance based” as defined in Section 162(m) of the Code. While the Compensation Committee is mindful of the potential impact upon the Company of Section 162(m) of the Code, it reserves the right to extend such compensation arrangements as may from time to time be necessary to retain or attract top-quality management. The Compensation Committee generally structures executive compensation arrangements so as to minimize the impact of the limitations of Section 162(m) of the Code, which includes consideration of the impact of performance-based equity awards to the Company’s executive officers. In 2010, each of the Company’s covered employees earned a base salary of less than $1 million and earned other compensation, including bonuses and equity awards. The entire amount of each covered employee’s compensation earned during 2010 was not limited by Section 162(m) of the Code and was deductible by the Company.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the section of this Proxy Statement entitled, “Compensation Discussion and Analysis” with management as required by Item 402(b) of Regulation S-K and, based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement, and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010. This report is provided by the following independent Directors who comprise the committee:
David Roberts, Chairman
Scott Tabakin
John Fain
John Fuller

Compensation Summary
The following table sets forth all compensation awarded to, earned by, or paid to each of the Company’s Named Executive Officers for all services rendered to the Company and its subsidiaries for the years ended December 31, 2010, 2009 and 2008, including equity awards. The Company does not offer non-equity incentive plans, defined benefit pension plans or nonqualified deferred compensation plans.
Summary Compensation Table

		Base	Cash Bonus(1) (6)	Stock Bonus(1) (7)	Stock Awards($)	Option	All Other Comp. ($)
Name and Position	Year	Salary ($)	($)	($)	(2) (3) (5)	Awards(3)($)	(4)	TOTAL($)
Steve Fredrickson, CEO	2010	$520,000	$1,185,000	$91,884	$701,862	$0	$16,050	$2,514,796
	2009	$500,000	$600,000	$0	$1,005,979	$0	$12,300	$2,118,279
	2008	$400,000	$440,000	$0	$470,860	$0	$12,300	$1,323,160
Kevin Stevenson, CFO	2010	$312,000	$800,000	$62,061	$300,784	$0	$11,800	$1,486,645
	2009	$300,000	$400,000	$0	$395,195	$0	$9,800	$1,104,995
	2008	$270,000	$330,000	$0	$289,760	$0	$9,800	$899,560
Michael Petit, SVP, BK Pres(6)	2010	$244,400	$973,500	$319,516	$439,695	$0	$9,800	$1,986,911
	2009	$235,000	$500,000	$0	$395,195	$0	$11,800	$1,141,995
	2008	$190,000	$375,000	$0	$253,540	$0	$10,800	$829,340
Neal Stern, SVP	2010	$228,800	$600,000	$46,508	$300,784	$0	$13,550	$1,189,642
	2009	$220,000	$400,000	$0	$229,994	$0	$12,300	$862,294
	2008	$185,000	$340,000	$0	$591,535	$0	$3,499	$1,120,034
Craig Grube, EVP	2010	$280,800	$505,000	$39,185	$125,331	$0	$16,300	$966,616
	2009	$270,000	$255,000	$0	$308,988	$0	$12,300	$846,288
	2008	$260,000	$300,000	$0	$126,770	$0	$12,300	$699,070
Kent McCammon, SVP	2010	$228,800	$500,000	$38,807	$300,784	$0	$9,800	$1,078,191
	2009	$220,000	$370,000	$0	$359,287	$0	$11,800	$961,087
	2008	$208,000	$380,000	$0	$144,880	$0	$11,800	$744,680
Judith Scott, EVP	2010	$254,800	$300,000	$23,254	$75,208	$0	$12,300	$665,562
	2009	$245,000	$230,000	$0	$94,268	$0	$12,300	$581,568
	2008	$190,000	$150,000	$0	$68,818	$0	$12,300	$421,118

(1)	This table reflects for a given year all bonuses earned by the above executives in 2010, 2009 and 2008. The Company typically pays bonuses in January of the year following the year in which the bonus was earned.

(2)	The amounts included in the “Stock Awards” column represent the aggregate grant date fair value of the stock awards granted in 2010, 2009 and 2008. The shares awarded vest either (a) ratably over a five year period, beginning on the first anniversary of the award date or (b) vested immediately on 1/1/2009, as described in footnote 5, or (c) pursuant to the terms of Company’s LTI plans, if stated performance goals are met (see page 33 for a more complete description of the LTI Plans). The actual amount of compensation that will be realized by the named executive at the time a share grant vests, if at all, will depend upon the market price of the Company’s common stock at the vesting date.

(3)	There were no stock options granted in 2010, 2009 or 2008.

(4)	These amounts represent company matching contributions to the recipient’s 401(k) plan up to limits for such plans under federal income tax rules. Except with respect to Mr. Stevenson, these amounts also include matches of charitable contributions pursuant to the Company’s Matching Gift Program, pursuant to which the Company matches charitable contributions to eligible recipients under Section 501(c)(3) of the Internal Revenue Code.

(5)Nonvested Retention stock awards granted to certain executives in January 2009 in conjunction with the renewal of their employment agreements were as set forth below. All such awards vested immediately upon their award. The shares awarded each executive and their grant date fair values are shown below.

(6)Mr. Petit was granted 3,332 nonvested shares of the Company’s common stock in February 2010, all of which will vest in February 2013.

(7)A portion of the 2010 bonus was paid in shares of the Company’s common stock.

	Shares	Grant Date Price	Grant Date Fair Value
Steve Fredrickson, CEO	13,179	$33.84	$445,977
Kevin Stevenson, CFO	5,177	$33.84	$175,190
Michael Petit, President, BK	5,177	$33.84	$175,190
Neal Stern, EVP	0	—	—
Craig Grube, EVP	4,048	$33.84	$136,984
Kent McCammon, SVP	4,707	$33.84	$159,285
Judith Scott, EVP	941	$33.84	$31,843

(6)	The total bonus awarded in 2010 included grants of immediately vested stock. The grant date fair values of the bonus shares awarded to each executive are shown below.

Grant Date Fair Value of Bonus Shares

Steve Fredrickson, CEO	$91,884
Kevin Stevenson, CFO	$62,061
Michael Petit, President, BK	$319,516
Neal Stern, EVP	$46,508
Craig Grube, EVP	0
Kent McCammon, SVP	$38,807
Judith Scott, EVP	$23,254
Grants of Plan-Based Awards. The following table provides information regarding the grants of equity-based (LTI) compensation awards made to the executives named therein in 2010.
2010 Grants of Plan-Based Awards Table

							Grant Date Fair
			Estimated Payout Under Equity Incentive Plan[2]				Value of Stock
				Threshold	Target		Awards[3]
Name	Award Type [1]	Grant Date	Date Approved	(#)	(#)	Maximum (#)	($)
Steve Fredrickson	2010 LTI Plan	1/14/2010	1/14/2010	4,803	14,409	24,015	$701,862
Kevin Stevenson	2010 LTI Plan	1/14/2010	1/14/2010	2,058	6,175	10,292	$300,784
Michael Petit	2010 LTI Plan	1/14/2010	1/14/2010	2,058	6,175	10,292	$300,784
Neal Stern	2010 LTI Plan	1/14/2010	1/14/2010	2,058	6,175	10,292	$300,784
Craig Grube	2010 LTI Plan	1/14/2010	1/14/2010	858	2,573	4,288	$125,331
Kent McCammon	2010 LTI Plan	1/14/2010	1/14/2010	2,058	6,175	10,292	$300,784
Judith Scott	2010 LTI Plan	1/14/2010	1/14/2010	515	1,544	2,573	$75,208

(1)	The amounts reported above relate to the nonvested LTI Shares granted to the above executives. The threshold represents the time vesting portion of the grants. The value of the LTI Share awards was determined by multiplying the closing price of the Company’s common stock as of the grant date times the target number of LTI Shares granted. Except for the time vesting portion, the LTI shares will not vest if the performance criteria set forth above are not met.

(2)	Represents the range of possible awards pursuant to the 2010 LTI Program.

(3)	The amounts reported above relate to the nonvested LTI shares granted to the above executives The value of the LTI share awards was determined by multiplying the closing price of the Company’s common stock as of the grant date times the target number of LTI shares granted. The performance-based portion of the shares will not vest if the performance criteria are not met.
Outstanding Equity Awards at 2010 Fiscal Year End. The following table sets forth certain information concerning equity awards held by the executives named therein, which were outstanding as of December 31, 2010. The market value of shares of stock is determined by multiplying the number of shares by the closing price of the Company’s common stock at the end of the last fiscal year. No options were outstanding as of December 31, 2010.

			Stock Awards(1)
			Number of
			Shares or Units	Market Value of
			of Stock That	Shares of Stock that
			Have Not	Have Not vested as
Name	Grant Date		Vested(2) (3)	of 12/31/10($)
Steve Fredrickson	04/19/2006		1,000	$75,200
	1/04/2008	(4)	13,000	$977,600
	1/20/2009	(4)	22,481	$1,690,571
	1/14/2010	(4)	14,409	$1,083,557
Kevin Stevenson	04/19/2006		1,000	$75,200
	1/04/2008	(4)	8,000	$601,600
	1/20/2009	(4)	8,832	$664,166
	1/14/2010	(4)	6,175	$464,360
Michael Petit	04/19/2006		1,000	$75,200
	1/04/2008	(4)	7,000	$526,400
	1/20/2009	(4)	8,832	$664,166
	1/14/2010	(4)	6,175	$464,360
	2/8/2010		3,332	$250,566
Neal Stern	01/02/2008		7,500	$564,000
	1/04/2008	(4)	3,000	$225,600
	1/20/2009	(4)	9,233	$694,322
	1/14/2010	(4)	6,175	$464,360
Craig Grube	04/19/2006		1,000	$75,200
	1/04/2008	(4)	3,500	$263,200
	1/20/2009	(4)	6,905	$519,256
	1/14/10	(4)	2,573	$193,490
Kent McCammon	1/04/2008	(4)	4,000	$300,800
	1/20/2009	(4)	8,029	$603,781
	1/14/2010	(4)	6,175	$464,360
Judith Scott	4/19/2006		300	$22,560
	1/4/2008	(4)	1,900	$142,800
	1/20/2009	(4)	2,506	$188,451
	1/14/2010	(4)	1,544	$116,109

(1)	The LTI Shares will not vest or be awarded if the Company does not achieve its performance targets, as described more fully on page 32 If the targets are met, the number of shares to be received by each executive will increase or decrease depending on actual performance.

(2)	The shares granted vest either (a) ratably over a stated period, beginning on the first anniversary of the award date or (b) in the case of the LTI share awards, pursuant to the terms of the respective Long Term Incentive Plan, based on the achievement of stated performance goals. (See page 33 for a more complete description of the Long Term Incentive Plans).

(3)	Value is calculated based on the closing price ($75.20) of the Company’s common stock on the NASDAQ stock market as of 12/31/2010.

(4)	LTI Shares granted, but not vested or awarded.

Option Exercises and Stock Vested. The following table provides information concerning the exercises of stock options and shares acquired on vesting during 2010 on an aggregated basis for each of the executives named therein, and includes the value realized upon exercise or upon vesting.

OPTION AWARDS			STOCK AWARDS
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
Name	Exercise (#)	Exercise ($)	Vesting(#)	Vesting(1) ($)
Steve Fredrickson	0	0	1,000	$58,920
Kevin Stevenson	0	0	1,000	$58,920
Michael Petit	0	0	1,400	$86,320
Neal Stern	0	0	2,500	$112,125
Craig Grube	0	0	1,000	$58,920
Kent McCammon	0	0	0	$0
Judith Scott	0	0	650	$41,651

(1)	Represents the aggregate dollar amount realized upon vesting computed by multiplying the number of shares of stock by the closing market value of the underlying share on the vesting date.
Summary of Severance Payments
The Company does not have any plans or programs under which payments to any of the executive officers are triggered by a change of control of the Company. However, each named executive’s employment agreement contains severance provisions providing for payments to the executives’ beneficiaries or to their estates in the event of death, and for severance payments upon the involuntary termination of their employment without Cause (as that term is defined in the Employment Agreements). In the case of a termination for Cause, no severance payments will be made. Severance payments are conditioned on the executive’s execution of a full release of all claims against the Company, and are payable in a lump sum after termination of employment. The Severance Agreements provide executives with certain benefits upon their involuntary termination for reasons other than for their wrongful behavior or misconduct. These provisions provide protection to the Company and to the executive related to terminations of employment that could potentially cause harm to the Company and/or the business units managed by the terminated executive. None of the named executives is provided with any type of golden parachute or excise tax gross-up.
The following table provides information regarding severance payments that would have been made to executives listed below pursuant to the terms of their employment agreements under various employment scenarios if such termination had occurred as of December 31, 2010. The Summary of Severance Terms and Potential Payments Table that follows this narrative summarizes such payments and benefits. No severance payments were made to any of the Company’s executive officers in 2010. All of the executive officers executed three year employment agreements with the Company, effective January 1, 2009.

SUMMARY OF SEVERANCE TERMS AND POTENTIAL PAYMENTS

	Constructive
	Termination	Termination	Severance	Salary and Bonus	Benefits	Total
Name	Provisions	Conditions (1)	Payment	($)	($)	($)(2)
Steve Fredrickson	Yes	Constructive discharge,(3) non-renewal of employment agreement or reasons other than Cause,(4) death or disability	Two years’ salary, two times bonus paid for year prior to termination and benefits for one year.	$3,408,462	$43,122	$3,451,584
Kevin Stevenson	Yes	Constructive discharge, (3) non-renewal of employment agreement or reasons other than Cause, (4) death or disability	Two years’ salary, two times bonus paid for year prior to termination and benefits for one year.	$2,223,077	$33,649	$2,256,726
Michael Petit	Yes	Constructive discharge, (3) non-renewal of employment agreement or reasons other than Cause, (4) death or disability	Two years’ salary, two times bonus paid for year prior to termination and benefits for one year.	$2,435,077	$24,895	$2,459,972
Neal Stern	Yes	Constructive discharge, (3) non-renewal of employment agreement or reasons other than Cause, (4) death or disability	One years’ salary, one times bonus paid for year prior to termination and benefits for three months.	$828,462	$7,491	$835,953
Craig Grube	Yes	Constructive discharge, (3) non-renewal of employment agreement or reasons other than Cause, (4) death or disability	One year’s benefits.	$0	$25,189	$25,189
Kent McCammon	Yes	Constructive discharge, (3) non-renewal of employment agreement or reasons other than Cause, (4) death or disability	Two years’ salary, two times bonus paid for year prior to termination and benefits for one year.	$1,456,923	$28,569	$1,485,492
Judith Scott	Yes	Constructive discharge, (3) non-renewal of employment agreement or reasons other than Cause, (4) death or disability	One year’s salary, one times bonus paid for year prior to termination and benefits for one year.	$554,423	$31,520	$585,943

(1)	In the event of their death or disability, executives or their estates will receive their base salary earned through the month of the date of their death or disability, plus a pro-rata portion of their target bonus for that year.

(2)	While not included in this total, upon termination, each of the executives listed herein would also be paid for all accrued vacation.

(3)	“Constructive Discharge” is defined as the election of the employee to terminate his or her employment due to the removal of employee from, or a failure of employee to continue in his or her current position, any material diminution in the nature or scope of the authorities, powers, functions, duties or responsibilities attached to such position, the relocation of the Company’s principal executive offices to a location more than 50 miles from Norfolk, Virginia, and the employee does not agree to such changes, or the material breach by the Company of the employee’s employment agreement.

(4)	“Cause” is defined as: (A) conviction, or plea of guilty or nolo contendere to, a felony; (B) engaging in willful misconduct that is economically injurious to the Company or its subsidiaries, or the embezzlement of funds or misappropriation of other property of the Company or any subsidiary; (C) material violation of the Company’s written policies and procedures (including gross and continued failure to satisfy written directives or performance material), insubordination; or (D) fraudulent conduct as regards the Company, which results either in personal enrichment to employee or material injury to the Company or its subsidiaries.
All employment agreements referred to herein are due to expire on December 31, 2011.

Items of Business to Be Acted Upon at the Meeting
PROPOSAL ONE
ELECTION OF DIRECTORS
The Company’s Board of Directors is classified, and consists of seven members in three classes. Each Director serves a three year term. One class of Directors is elected at each annual meeting of shareholders. Because the Annual Meeting will trigger the expiration of the terms of only two directors, proxies cannot be voted for more than two director nominees. The two candidates receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected. Abstentions, “broker non-votes” and withheld votes will have no effect on the outcome of the vote.
The names of James Voss and Scott Tabakin will be placed on the ballot for election to the Board. Mr. Tabakin serves on the Compensation Committee and the Audit Committee. Mr. Voss serves as chair of the Audit Committee. He has been determined to be an independent director in accordance with the NASDAQ listing rules. All nominees have consented to be named as nominees for election in this Proxy Statement, and to serve if elected. If elected, they will hold office for three-years, with terms expiring on the date of the 2014 annual meeting, or until their successors are elected and qualified. Proxies will be voted for the election of the above nominees; however, if for any reason either nominee is unable to serve (which is not anticipated), the shares represented by all valid proxies will be voted for the election of such other person as the Board may nominate at the Annual Meeting.
Vote Required. Under the Delaware General Corporation Law, an abstaining vote is not deemed a “vote cast” or represented by proxy. As a result, abstentions are not included in the tabulation of the results on the election of Directors, and therefore do not have the effect of votes in opposition. Broker non-votes (i.e. where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy) will be counted as present for purposes of determining if a quorum is present, and will be treated as abstentions.
Nominees for Director who receive the affirmative votes of a plurality of the common shares represented and voting in person or by proxy at the Annual Meeting will be elected. However, in an uncontested election, any nominee for election as Director who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly offer his or her resignation following certification of the shareholder vote. The Nominating and Corporate Governance Committee shall consider the resignation offer and recommend to the Board whether to accept it, after determining whether or not the interests of the Company and its shareholders would be best served by accepting or rejecting the candidate’s tendered resignation. Any Director who tenders his or her resignation pursuant to this provision shall not participate in any committee deliberations or Board action regarding whether to accept the resignation offer. The Board will act on the Nominating and Corporate Governance Committee’s recommendation within 90 days following the certification of the shareholder vote. Thereafter, the Board will promptly disclose its decision whether to accept the Director’s resignation offer (and state the reasons for rejecting the resignation offer, if applicable) in a press release to be disseminated in the manner that the Company’s press releases are typically distributed.
The Board of Directors recommends a vote “FOR”
each of the nominees named above.

PROPOSAL TWO
APPROVAL OF AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION
TO INCREASE AUTHORIZED SHARES OF COMMON STOCK
The Board of Directors recommends the approval by the shareholders of an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock from 30 Million shares to 60 Million shares, par value $0.01 per share. The Board of Directors unanimously approved the amendment and directed that it be submitted to the shareholders for approval at this Annual Meeting. As of the Record Date, there were approximately 17,099,041 shares of common stock issued and outstanding out of a total authorized number of 30 Million shares. If approved, the amendment would allow the Board of Directors to issue additional shares without further shareholder approval, unless required by applicable law or stock exchange rules. The Board of Directors believes that the proposed increase in authorized shares of common stock is desirable to enhance the Company’s flexibility in taking possible future actions by providing a sufficient number of shares of common stock for issuance in connection with subsequent acquisitions, financings, compensation and benefit plans, stock splits and other proper corporate purposes. The Board of Directors will determine whether, when and on what terms to issue shares of common stock.
The rights of the additional common stock would be identical to rights of the common stock now authorized under the Certificate of Incorporation. Under the Certificate of Incorporation, shareholders do not have preemptive rights to subscribe for additional shares which may be issued by the Company. This means that current shareholders do not have a prior right to purchase any new issue of the Company’s stock in order to maintain their proportionate ownership of common stock. Therefore, although the authorization of additional shares pursuant to the proposed amendment will not, by itself, affect the rights of existing shareholders, the issuance of such shares could dilute the rights of existing shareholders and could dilute the book value per share of the Company’s common stock. No increase is proposed in the number of preferred shares that are currently authorized.
Under this proposal, the Fourth paragraph of the Certificate of Incorporation would be amended and restated to read as follows:
     “FOURTH: The total number of shares of all classes of stock which the Corporation shall be authorized to issue is 62,000,000 shares, of which 60,000,000 shall be designated as Common Stock with a par value of $0.01 per share and 2,000,000 shall be designated as Preferred Stock with a par value of $0.01 per share.”
     As noted above, the Board of Directors has approved this amendment to the Company’s Certificate of Incorporation, but it will not become effective unless the shareholders approve this matter. The affirmative vote of the holders of a majority of the outstanding shares of common stock will be required for adoption of the amendment. If approved, this amendment will become effective upon the filing of a certificate of amendment to our Certificate of Incorporation with the Secretary of State of Delaware, which we expect to do promptly after the Annual Meeting.
The table below reflects the number of shares subject to outstanding awards and the amount available for future issuance. All share awards are in the form of grants of shares of nonvested shares, including LTI Shares.

		Number of
		Securities to be		Number of Securities
	Number of	Issued Upon	Weighted-average	Remaining Available
	Securities	Exercise of	Exercise Price of	for Future Issuance
	Authorized for	Outstanding Options	Outstanding Options	Under Equity
	Issuance Under the	and Nonvested	and Nonvested	Compensation Plans
Plan Category	Plan	Shares	Shares(1)	(2)
Equity compensation plans approved by shareholders	2,000,000	238,277	$0.63	746,596
Equity compensation plans not approved by shareholders	None	None	N/A	None
TOTAL	2,000,000	238,277	$0.63	746,596

(1)	Includes grants of nonvested shares, for which there is no exercise price, but with respect to which shares are awarded without cost when the restrictions have been realized. Excluding the impact of the nonvested shares, the weighted average exercise price of outstanding options is $29.79.

(2)	Excludes 1,015,127 exercised options and vested shares, which are not available for re-issuance.
The Board of Directors recommends a Vote “FOR” the approval of an amendment to the Company’s
Certificate of Incorporation to increase the authorized common stock to 60 Million shares.

PROPOSAL THREE
ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Company’s shareholders are being asked to approve, on an advisory, nonbinding basis, the compensation of the Company’s executives as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the Summary Compensation Table and related tables and disclosures. This vote provides shareholders with the opportunity to express their positive or negative vote on the Company’s overall executive compensation program, policies and procedures as described in the “Compensation Discussion & Analysis” section of this Proxy Statement and related summary tables and narrative that follow it. This is commonly referred to as “Say on Pay.” An objective of the Company is to retain highly qualified and talented executives and to provide appropriate incentives to encourage their high performance, which creates value for the Company’s shareholders. As described in detail in this Proxy Statement, the Company seeks to closely align the interests of its executive officers with the interests of its shareholders and appropriately reward executive performance while avoiding the encouragement of unnecessary or excessive risk-taking. Shareholders are encouraged to read the Compensation Discussion and Analysis on page 24 of this Proxy Statement for a more detailed discussion of the Company’s executive compensation programs, philosophy and principles. A vote on this matter will not address any specific item of compensation, but rather the overall compensation of the Company’s executive officers. Accordingly, shareholders are asked to cast their votes “FOR” the following resolution:
     “RESOLVED, that the shareholders of Portfolio Recovery Associates, Inc. approve, on an advisory basis, the compensation of the executives of the Company whose names are listed in the Summary Compensation Table on page 40 herein, as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the Summary Compensation Table and related compensation tables and disclosures.”
This vote is advisory and is not binding on the Company; however, it will provide information to the Company and the Compensation Committee regarding shareholder sentiment about the Company’s executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the remainder of 2011 and beyond. The Compensation Committee will take into consideration any concerns which may be raised by the shareholders.
Vote Required. Approval of the compensation of the Company’s executives requires the affirmative vote of a majority of votes cast in person or represented by proxy. Broker non-votes (i.e. where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy) will be treated as abstentions. Under the Delaware General Corporation Law, an abstaining vote is not deemed a “vote cast or represented by proxy.” As a result, abstentions are not included in the tabulation of the results on the adoption of the proposal.
The Board of Directors Recommends a Vote “FOR”
The approval of the compensation of the Company’s executives as disclosed in this Proxy Statement.

PROPOSAL FOUR
ADVISORY VOTE ON FREQUENCY OF VOTE ON EXECUTIVE COMPENSATION
The Company is requesting that its shareholders cast a non-binding advisory vote on the frequency of future advisory votes on executive compensation. In compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, shareholders must be given the opportunity, at least once every six years, to have a separate shareholder vote to determine the frequency of advisory votes on executive compensation. This proposal is to be distinguished from Proposal Three, which is an advisory “Say on Pay” vote on executive compensation. This Proposal provides shareholders with the opportunity to express their preference for how often the Company should provide “Say on Pay” voting. As prescribed by the Dodd-Frank Act, under this Proposal shareholders can elect to have “Say on Pay” voting among one of three choices: annually, every two years or every three years. Shareholders can also elect to abstain from voting on this Proposal.
The Board of Directors values and encourages constructive dialogue on executive compensation and other topics important to shareholders. “Say on Pay” is a communication vehicle which promotes feedback from shareholders, and is most useful when it is frequent and received in a consistent manner. Therefore, the Board supports an annual vote on executive compensation. The vote on this proposal is advisory and non-binding. However, the Compensation Committee and the Board will review the voting results and will consider shareholder views on how often “Say on Pay” voting should be held.
The Board of Directors recommends a vote “FOR”
annual “Say on Pay” voting frequency.
PROPOSAL FIVE
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Upon the recommendation of the Audit Committee, the Board has appointed KPMG LLP as its Independent Registered Public Accounting Firm, to audit its consolidated financial statements for the year ending December 31, 2011, and to audit the effectiveness of its internal control over financial reporting as of December 31, 2011. Even if the selection of KPMG LLP is ratified by the shareholders, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.
Vote Required. A majority of votes cast in person or represented by proxy will constitute ratification of the appointment of KPMG LLP. Broker non-votes (i.e., where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy) will be treated as abstentions. Under the Delaware General Corporation Law, an abstaining vote is not deemed a “vote cast or represented by proxy.” As a result, abstentions are not included in the tabulation of the results on the ratification of the appointment of KPMG LLP.
The Board of Directors recommends a Vote “FOR” the ratification of the appointment of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for the year ending December 31, 2011.
2012 Shareholder Proposals, Director Nominations and Other Matters
A shareholder proposal may be considered for inclusion in the Company’s proxy statement for the 2012 annual meeting pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 (the “Exchange Act”). A shareholder wishing to nominate a Director candidate must be an owner of the Company’s stock who meets the eligibility standards under Rule 14a-8 for submitting such a proposal, must have owned the Company’s common stock for at least one year, must continue to own the stock through the date of the 2012 annual meeting and must attend the 2012 annual meeting in person. The Company’s By-laws and Certificate of Incorporation provide that any shareholder of record entitled to vote at an annual meeting who intends to make a nomination for Director must notify the Corporate Secretary in writing not less than 60 days and not more than 90 days prior to the anniversary date of the immediately preceding annual meeting. The notice must meet other requirements contained in the Company’s By-laws and Certificate of Incorporation, copies of which are available on the Investor Relations page on the Company’s website at www.portfoliorecovery.com. Copies of such documents can also be obtained from the Corporate Secretary at the address set forth herein, or from the SEC. All shareholder proposals must be received at the Company’s headquarters on or before December 29, 2011. Any proposals submitted thereafter will be opposed as not having been timely filed. The Nominating and Corporate Governance Committee will consider any qualified nominees for Board membership timely submitted by shareholders. The candidate’s name and a detailed background of the candidate’s qualifications must be sent to the attention of the Corporate Secretary, and should include the candidate’s principal occupations or employment held over the past five years, and a written statement from the candidate indicating his or her willingness to serve if elected. Generally, candidates for the position of director must be highly qualified and should have broad training and experience in their chosen fields. They should also represent the interests of all shareholders and not those of any special interest group.
The Nominating and Corporate Governance Committee will evaluate any shareholder recommendations. If after reviewing the materials submitted by shareholders concerning a candidate, the Nominating and Corporate Governance Committee believes that the candidate merits additional consideration, an interview of the candidate will be conducted and appropriate reference checks will be obtained. The Nominating and Corporate Governance Committee will determine whether to recommend to the Board that the candidate’s name be placed on the ballot at the next annual meeting, based upon the candidate’s skills, ability, perceived commitment, ability to devote sufficient time to carry out the duties and responsibilities of a director, the candidate’s relevant experience in relation to the capabilities already present on the Board, and such other factors as the Nominating and Corporate Governance Committee may deem to be in the best interests of the Company and its shareholders.
The Company did not receive any recommendations from shareholders of potential director candidates for consideration at the 2011 Annual Meeting.
As of the date of this Proxy Statement, the Board does not intend to bring any other business before the Annual Meeting except items incident to the conduct of the Annual Meeting. The Company has not received notice from any shareholder of intent to present a proposal at the Annual Meeting. The enclosed Proxy Card will confer discretionary authority with respect to matters which are not presently known to the Board at the time of the printing hereof and which may properly come before the Annual Meeting. It is the intention of the persons named on the Proxy Card to vote such Proxy Card with respect to such matters in accordance with their best judgment.
Additional Information
There are a number of other sources for additional information about the Company. The Company files quarterly and annual reports, proxy statements and other information with the SEC, much of which can be accessed through the SEC’s website (http://www.sec.gov), or can be reviewed and copied at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Please call (800) 732-0330 for further information on the Public Reference Room. The Company’s website, at http://www.portfoliorecovery.com, also provides additional information about the Company, including documents that have been filed with the SEC. Printable versions of committee charters and other governance documents can be found on the Corporate Governance section of the Company’s website. Please note that the information contained on the website does not constitute a part of this Proxy Statement.
Costs of Solicitation. The Company will bear the entire cost of this proxy solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy card, the notice regarding the Internet availability of proxy materials and any additional solicitation materials sent by the Company to shareholders. The Company may reimburse brokerage firms and other persons representing beneficial owners of Common Stock for their expenses in forwarding the proxy materials to such beneficial owners. In addition, proxies may be solicited by directors, officers and regular employees of the Company, without additional compensation, personally or by telephone.

Annual Report. A copy of this Proxy Statement, the Company’s 2010 Annual Report to Shareholders, its audited consolidated financial statements, together with other related information, are available on the internet and are being mailed to shareholders who requested printed versions. Additionally, these materials and the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC, and all financial statements or schedules required to be filed with the SEC pursuant to Rule 13a-1 may be obtained from the Investor Relations page of our website at www.portfoliorecovery.com, or by request directed to the Corporate Secretary at the Company’s headquarters, at 120 Corporate Blvd., Norfolk, VA 23502. A copy of the Company’s Annual Report on Form 10-K, and other periodic filings also may be obtained from the SEC’s EDGAR database at www.sec.gov.
Electronic Delivery of Proxy Materials and Annual Report. Instead of receiving paper copies of Proxy Statements and Annual Reports in the mail, shareholders may elect to access their proxy materials online at the Company’s website. The Company encourages all shareholders to make the election to obtain their proxy materials online in order to save the Company the cost of producing and mailing these documents, reduce the amount of shareholder mail and help preserve environmental resources.
This Proxy Statement is dated as of April 27, 2011. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than the date of this Proxy Statement. The furnishing of this Proxy Statement to shareholders shall not create any implication to the contrary.
By the Order of the Board of Directors.
Judith S. Scott

Secretary
Norfolk, Virginia

Important Notice Regarding the Availability of Proxy Materials for the Annual
Meeting of Shareholders to be held June 10, 2011.
This proxy statement and our 2010 Annual Report to Shareholders are available at
http://www.cstproxy.com/portfoliorecovery/2011
▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

If this Proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast “FOR” each of the nominees for Director, “FOR” proposals 2, 3, and 5 and for “1 YEAR” on proposal 4.
Please mark your votes like this	☒
The Board of Directors recommends a vote FOR the election of the directors listed below.
1.	Election of Directors

NOMINEES:	(01) James M. Voss (02) Scott M. Tabakin

FOR all Nominees listed to the left ☐	WITHHOLD AUTHORITY to vote for the nominees listed ☐

(Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above)
When this Proxy is properly executed, the shares to which it relates will be voted in the manner directed herein.
YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING
I plan to attend the Annual Meeting in person ☐
The Board of Directors recommends a vote FOR
proposals 2, 3, and 5 and for 1 YEAR on proposal 4.
2.	Approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Company’s Common Stock;
☐  FOR ☐ AGAINST ☐ ABSTAIN
3.	Approve, on a non-binding advisory basis, the Company’s 2011 executive compensation;
☐ FOR ☐ AGAINST ☐ ABSTAIN
4.	Approve, on a non-binding advisory basis, the frequency of future shareholders’ votes on executive compensation;
☐ 1 YEAR   ☐ 2 YEARS   ☐ 3 YEARS   ☐ ABSTAIN
5.	Ratification of the appointment of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for the year ending December 31, 2011; and
☐ FOR  ☐ AGAINST  ☐ ABSTAIN
6.	Transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature	Signature	Date	, 2011

Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator or guardian, please give full title as such. The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof. By signing this proxy card, you acknowledge receipt of the Proxy Statement and the Notice of Annual Meeting of Shareholders to be held on June 10, 2011.

THIS ADMISSION TICKET IS REQUIRED FOR ADMITTANCE TO THE
PORTFOLIO RECOVERY ASSOCIATES, INC.
Annual Meeting of Shareholders to be held June 10, 2011
For Holders of Record as of April 12, 2011
EACH SHAREHOLDER MAY BE ASKED TO PRESENT VALID PICTURE IDENTIFICATION, SUCH AS
DRIVER’S LICENSE OR EMPLOYEE IDENTIFICATION BADGE, IN ADDITION TO THIS ADMISSION TICKET.
▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼
Proxy Card
PORTFOLIO RECOVERY ASSOCIATES, INC.
Proxy Solicited by the Board of Directors
For Annual Meeting of Shareholders to be held June 10, 2011
For Holders of Record as of April 12, 2011
The undersigned hereby appoints the proxies selected by the Company’s Board of Directors, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote at the Annual Meeting of Shareholders of PORTFOLIO RECOVERY ASSOCIATES, INC. to be held at Noon on June 10, 2011, and at any adjournments thereof, on the following proposals.
You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE. Your shares cannot be voted unless you sign, date and return this card, or vote your shares by using either of the means described on the reverse side.
The proxies are authorized to vote in their discretion with respect to other matters that may properly come before the Annual Meeting or any adjournment thereof. As of April 27, 2011 (the approximate date of this mailing), Portfolio Recovery Associates, Inc. does not know of any such other matters to be presented at the Annual Meeting.
SEE REVERSE SIDE